SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☒	Definitive Proxy Statement

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

JEFFERIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
APPROVAL OF THE AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN
Equity Compensation Plan Information
Corporate Governance
Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan Based Awards -- 2007
Outstanding Equity Awards at Fiscal Year-End -- 2007
Option Exercises and Stock Vested -- 2007
Pension Benefits -- 2007
Nonqualified Deferred Compensation -- 2007
Potential Payments Upon Termination or Change in Control
Summary of Payments on Termination or Change in Control
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Report of the Compensation Committee
Report of the Audit Committee
Information Regarding Auditors’ Fees
Transactions with Related Persons
Annual Report And Independent Auditors
Shareholder Proposals

JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, May 19, 2008

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 19, 2008, at 9:30 a.m. At the meeting, we will:

1. Elect six directors to serve until our next Annual Meeting, and

2. Consider and vote upon a proposal to approve the Company’s Amended and Restated 2003 Incentive Compensation Plan.

3. Conduct any other business that properly comes before the meeting.

You are entitled to notice of the meeting and to vote at the meeting if you held our common stock at the close of business on April 1, 2008.

Even if you will not be able to attend, we have taken a number of steps to make it easy for you to vote. The enclosed proxy card contains instructions on how to vote by telephone, on the Internet or by mail. We urge you to vote early using one of these methods if you do not expect to attend. You can still attend the meeting and vote in person if you choose.

We have provided this Proxy Statement to provide background information for you to use when casting your vote. We hope you will find it informative.

For the Board of Directors,

Lloyd H. Feller
Secretary

April 16, 2008

JEFFERIES GROUP, INC.
520 Madison Avenue, 12th Floor
New York, New York 10022

April 16, 2008
PROXY STATEMENT

The Board of Directors of Jefferies Group, Inc. requests that each shareholder provide a proxy for use at our Annual Meeting of Shareholders. The meeting will be held at our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, on Monday, May 19, 2008, at 9:30 a.m., local time. You are entitled to receive notice of the meeting and to vote at the meeting if you were a shareholder of record at the close of business on April 1, 2008. We are first mailing this Notice of Annual Meeting, Proxy Statement and proxy card to shareholders on or about April 16, 2008.

Eligible shareholders may vote by telephone, on the Internet, by mail or by attending the meeting and voting by ballot as described below. If you vote by telephone or on the Internet, you do not need to return a proxy card. Telephone and Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. on May 18, 2008, the night before the meeting. To vote by telephone, please call 1-800-PROXIES (1-800-776-9437). To vote on the Internet, go to www.voteproxy.com and follow the on-screen instructions. To vote by mail, simply mark the enclosed proxy, date and sign it, and return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please mail the completed proxy card to us at:

Jefferies Group, Inc.
c/o American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

We will use any votes received by telephone, internet or mail at the annual meeting and any adjournment of the meeting if an adjournment is necessary. If you change your mind after voting by telephone or on the Internet, simply call the number again or return to the website again to change your vote. You may also revoke your vote, whether by telephone, internet or by mail, by (i) delivering a written notice of revocation to our Secretary on or before the closing of the polls at the meeting, (ii) delivering a new proxy card with a later date to our Secretary on or before the closing of the polls at the meeting or (iii) attending the meeting and voting in person.

If you indicate how you would like your shares voted by returning a proxy card, voting by telephone or voting on the Internet, we will vote your shares at the meeting in accordance with your directions. If you do not indicate how you want your shares voted, but return a proxy card, your shares will be voted FOR the election of the six nominees for Director whose names are listed in this Proxy Statement, and FOR the Amended and Restated 2003 Incentive Compensation Plan, and if any other matters are properly raised at the meeting, your shares will be voted as directed by Richard Handler, our Chief Executive Officer, or Brian P. Friedman, the Chairman of our Executive Committee.

Each person we list in this Proxy Statement as a nominee for Director has agreed to serve if elected. Although we expect that all the nominees will be able to serve if elected, if a nominee becomes unable to serve between now and the meeting date, we will vote any shares for which we have received proxies in favor of a substitute nominee recommended by our Board of Directors.

We are paying for all costs associated with soliciting proxies from our shareholders. Although there are no formal agreements to do so, we will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxy materials and annual reports to our shareholders. In addition to solicitation by mail, our directors and officers may solicit proxies in person, by telephone, or by fax, but they will not receive special compensation for such solicitation.

On April 1, 2008, the record date for determining which shareholders are entitled to vote at the annual meeting, there were 132,725,892 shares of our Common Stock outstanding. We do not have cumulative voting, and there are no appraisal or dissenters rights associated with the matters we have scheduled for a vote at the meeting. Each share you hold on the record date will give you the right to one vote for each Director to be elected, one vote on the

Amended and Restated 2003 Incentive Compensation Plan, and one vote on each separate matter of business properly brought before the meeting.

The six directors who receive the most votes from the shares properly voting at the meeting will be elected, even if one or more directors does not receive a majority of the votes cast. Withholding a vote for a particular director will not count as a vote against that director, since there is no minimum number of votes necessary to elect a director. However, in accordance with our Board of Directors Corporate Governance Guidelines, any nominee for director who receives a greater number of votes “withheld” from his election than votes “for” his election is required to promptly tender his resignation to the Chairman of the Board. The Corporate Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it in accordance with the Corporate Governance Guidelines.

Approval of the Amended and Restated 2003 Incentive Compensation Plan and any other items at the meeting will require a YES vote from at least a majority of the shares present in person or represented by proxy that are entitled to vote on the subject matter at the meeting provided that the total vote cast on the proposal (both for and against) represents over 50% in interest of all securities entitled to vote on the proposal. Abstaining on a matter that requires a majority approval will have the effect of a vote against that matter.

If your shares are held in your broker’s name and you do not give your broker timely voting instructions on certain matters, the broker cannot vote your shares. Such a broker “non-vote” will have no effect on the election of directors or on the outcome of the vote on the Amended and Restated 2003 Incentive Compensation Plan or any other item properly raised at the meeting.

We have retained our transfer agent, American Stock Transfer & Trust Company, as independent inspector of election to receive and tabulate the votes. Our transfer agent will also certify the results and perform any other acts required by the Delaware General Corporation Law.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of our common stock by

•	each person we know of who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	each executive officer named in the Summary Compensation Table and

•	all directors and executive officers as a group.

The information set forth below is as of February 1, 2008, unless otherwise indicated. Information regarding shareholders other than directors, executive officers and employee benefit plans is based upon information contained in Schedules 13G filed with the Securities and Exchange Commission (“SEC”). The number of shares beneficially owned by each shareholder and the percentage of the outstanding common stock those shares represent include shares that may be acquired by that shareholder within 60 days through the exercise of any option or right, but do not take into consideration the potential application of Section 409A of the Internal Revenue Code (the “Code”) which in some cases could result in a delay of the distribution beyond 60 days. Unless otherwise indicated, the mailing address of the parties listed below is our principal business address and the parties have sole voting power and sole dispositive power over their shares.

	Shares of Common		Percentage of
	Stock Beneficially		Common Stock
Name and Address of Beneficial Owner	Owned		Beneficially Owned

Marsico Capital Management, LLC	12,992,049	(1)	10.3%
1200 17th Street, Suite 1600 Denver, Colorado 80202
Baron Capital Group, Inc.	12,459,607	(2)	9.9%
767 Fifth Avenue New York, New York 10153
Richard B. Handler	10,413,039	(3)	7.9%
Earnest Partners, LLC	9,223,538	(4)	7.3%
1189 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309
Jefferies Group, Inc. Employee Stock Ownership Plan	7,849,949	(5)	6.2%
Brian P. Friedman	2,346,331	(6)	1.9%
Maxine Syrjamaki	311,483	(7)	*
Richard G. Dooley	306,276	(8)	*
Frank J. Macchiarola	226,211	(9)	*
Lloyd H. Feller	216,560	(10)	*
Joseph A. Schenk	141,073	(11)	*
W. Patrick Campbell	71,871	(12)	*
Robert Joyal	20,300	(13)	*
Charles Hendrickson	7,446	(14)	*
Michael T. O’Kane	0	(15)	*
Peregrine C. Broadbent	0	(16)	*
All directors and executive officers as a group	14,060,589	(17)	10.6%

*	The percentage of shares beneficially owned does not exceed one percent of the class.

(1)	The indicated interest was reported on a Schedule 13G filed with the SEC by Marsico Capital Management, LLC on February 13, 2008. In its Schedule 13G, Marsico reported that as of January 31, 2008, it had sole voting power over 12,886,404 shares and sole dispositive power over 12,992,049 shares.

(2)	The indicated interest was reported on a Schedule 13G filed on February 12, 2008, with the SEC by Baron Capital Group, Inc. (“BCG”) on behalf of itself, BAMCO, Inc., Baron Capital Management, Inc. (“BCM”) and Ronald Baron. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2007 as follows:

	Beneficial	Sole Voting	Shared Voting	Sole Dispositive	Shared Dispositive
	Ownership	Power	Power	Power	Power

BCG	12,459,607	60,000	11,577,607	60,000	12,399,607
BAMCO	11,935,200	0	11,123,200	0	11,935,200
BCM	524,407	60,000	454,407	60,000	464,407
Ronald Baron	12,464,337	60,000	11,582,337	60,000	12,404,337

(3)	Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 11,889,264 shares (representing 9.45% of the currently outstanding class). The table above includes 6,707,732 vested restricted stock units (“RSUs”) which Mr. Handler has a right to acquire within 60 days from February 1, 2008; 110,213 shares held under the Jefferies Group, Inc. Employee Stock Ownership Plan (the “ESOP”) as to which Mr. Hander has sole voting power and no dispositive power; 381,758 RSUs resulting from dividend reinvestments which Mr. Handler has a right to acquire within 60 days from February 1, 2008; 3,053,876 shares which Mr. Handler has shared voting and dispositive power with his wife through a family trust; and 40 shares held in an account for the benefit of Mr. Handler’s immediate family. As of February 1, 2008, 1,233,264 shares beneficially owned by Mr. Handler were pledged to secure outstanding margin debits. The table above excludes 3,124 RSUs which do not represent a right to acquire shares within 60 days from February 1, 2008; 400 shares of vested and deferred stock held by the trustee of our Employee Stock Purchase Plan (the “ESPP”) as to which Mr. Handler has neither voting nor dispositive power; and 259,198 share denominated deferrals under the DCP.

(4)	The indicated interest was reported on a Schedule 13G filed with the SEC by Earnest Partners, LLC on January 31, 2008. In its Schedule 13G, Earnest Partners reported that as of December 31, 2007, it had sole voting power over 3,685,750 shares, shared voting power over 2,670,016 shares, sole dispositive power over 9,223,538 shares and shared dispositive power over no shares.

(5)	Under the ESOP, shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them, participants in the ESOP have sole voting power and no dispositive power over shares allocated to their accounts. As of December 31, 2007, 7,849,949 shares were held in the ESOP Trust, of which 7,839,245 shares were allocated to the accounts of ESOP participants. The ESOP had sole voting power and sole dispositive power over 10,704 shares not allocated to participants accounts at December 31, 2007. Those shares allocated to the accounts of directors and executive officers are indicated on their respective entries in the table and are also included in the ESOP figure. The ESOP is directed by a committee which serves as its Plan Administrator. Our Board of Directors appoints the members of the committee, which currently consist of James R. McKenzie, Robert J. Welch, David J. Losito and Richard B. Shane, Jr. These individuals are each employees of Jefferies & Company, Inc., and each disclaim beneficial ownership of the shares held by the ESOP except those shares allocated to his ESOP account.

(6)	Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 3,554,051 shares (representing 2.82% of the currently outstanding class). The table above includes 346,666 shares which are contractually subject to forfeiture as described in Certain Relationships and Related Transactions below as to which Mr. Friedman has sole voting and no dispositive power; 1,180 shares held under the ESOP; and 7,437 shares held by the Trustee of our profit sharing plan (the “PSP”). Participants in the PSP have sole voting power and limited dispositive power over shares allocated to their PSP accounts. The table above excludes 1,186,118 unvested RSUs which do not represent a right to acquire shares within 60 days from February 1, 2008; 56,502 RSUs resulting from dividend reinvestments on vested RSUs which Mr. Friedman does not have a right to acquire within 60 days from February 1, 2008; 124 shares of vested and deferred restricted stock held by the trustee of our ESPP as to which Mr. Friedman has neither voting nor dispositive power; and 21,476 share denominated deferrals under the DCP.

(7)	Assuming Ms. Syrjamaki’s continued compliance with the terms of her grants and the expiration of all applicable vesting and deferral periods, Ms. Syrjamaki would beneficially own 321,964 shares (representing less than 1% of the currently outstanding class). The table above includes 7,054 unvested shares of restricted stock as to which Ms. Syrjamaki has voting but no dispositive power; 160,469 shares held under the ESOP; and 59,031 shares under the PSP. The table above excludes 3,651 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2008; and 6,830 share denominated deferrals under the DCP.

(8)	Assuming the expiration of all applicable deferral periods, Mr. Dooley would beneficially own 458,066 shares (representing less than 1% of the currently outstanding class). The table above includes 18,000 shares subject to immediately exercisable options and 1,459 shares of restricted stock held under our Director Stock Compensation Plan (the “DSCP”) as to which Mr. Dooley has sole voting and no dispositive power. The table above excludes 151,790 stock units held under our DSCP, which do not represent a right to acquire shares within 60 days after February 1, 2008.

(9)	Assuming the expiration of all applicable deferral periods, Mr. Macchiarola would beneficially own 346,011 shares (representing less than 1% of the currently outstanding class). The table above includes 57,152 shares subject to immediately exercisable options and 4,762 unvested restricted shares under the DSCP as to which Mr. Macchiarola has sole voting and no dispositive power. The table above excludes 119,800 deferred shares held under the DSCP, which Mr. Macchiarola does not have a right to acquire within 60 days after February 1, 2008.

(10)	Assuming Mr. Feller’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Feller would beneficially own 257,121 shares (representing less than 1% of the currently outstanding class). The table above includes 1,285 vested RSUs arising from dividend reinvestments which Mr. Feller has a right to acquire within 60 days after February 1, 2008. The table above excludes 21,926 unvested RSUs, 18,632 share denominated deferrals under the DCP and 555 shares held under the ESOP.

(11)	Assuming Mr. Schenk’s continued compliance with the terms of his grants through the expiration of all applicable deferral periods, Mr. Schenk would beneficially own 158,467 shares (representing less than 1% of the currently outstanding class). The table above includes 9,586 shares resulting from dividend reinvestments on RSUs which represent a right to acquire within 60 days from February 1, 2008; 3,781 shares held under the ESOP; 23,126 shares held under the PSP; and 120 shares held in accounts for the benefit of Mr. Schenk’s immediate family. The table above excludes 17,283 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2008; and 109 share denominated deferrals under the DCP.

(12)	Assuming the expiration or termination of all applicable deferral periods, Mr. Campbell would beneficially own 101,108 shares (representing less than 1% of the currently outstanding class). The table above includes 38,568 shares subject to immediately exercisable options and 7,026 shares of restricted stock under the DSCP as to which Mr. Campbell has voting but no dispositive power. The table above excludes 29,237 deferred shares under the DSCP which Mr. Campbell does not have a right to acquire within 60 days from February 1, 2008.

(13)	Assuming the expiration or termination of all applicable deferral periods, Mr. Joyal would beneficially own 27,141 shares (representing less than 1% of the currently outstanding class). The table above excludes 6,841 deferred shares under the DSCP which do not represent a right to acquire shares within 60 days from February 1, 2008.

(14)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Hendrickson would beneficially own 32,057 shares (representing less than 1% of the currently outstanding class). The table above includes 655 shares resulting from dividend reinvestments on RSUs which represent a right to acquire within 60 days from February 1, 2008. The table above excludes 24,608 unvested RSUs which do not represent a right to acquire within 60 days from February 1, 2008.

(15)	Assuming the expiration or termination of all applicable deferral periods, Mr. O’Kane would beneficially own 7,470 shares (representing less than 1% of the currently outstanding class). The table above excludes all 7,470 shares which reflect deferred shares under the DSCP which do not represent a right to acquire shares within 60 days from February 1, 2008.

(16)	Assuming the expiration or termination of all applicable vesting and deferral periods, Mr. Broadbent would beneficially own 266,135 shares (representing less than 1% of the currently outstanding class), all of which are unvested RSUs which do not represent a right to acquire withing 60 days from February 1, 2008.

(17)	Includes 113,720 shares subject to immediately exercisable options; 7,152,523 vested RSUs which employees have a right to acquire within 60 days from February 1, 2008; 450,078 shares representing dividend reinvestments on RSUs which may be acquired within 60 days from February 1, 2008; 1,199,771 shares of restricted stock as to which employees have sole voting and no dispositive power; 276,198 shares held under the ESOP; and 91,716 shares under the PSP for the listed directors and executive officers as a group. Assuming the expiration of all applicable vesting and deferral periods, the directors and named executive officers as a group would beneficially own 17,418,857 shares (representing 13.84% of the currently outstanding class).

Election Of Directors

Under our By-Laws, the Board of Directors may determine its own size so long as it remains not less than five nor more than seventeen directors. Our Board currently consists of seven members, and has proposed the election of six directors at this year’s Annual Meeting. The directors elected at this Annual Meeting will serve a term that lasts until the directors elected at next year’s Annual Meeting of Shareholders assume their duties.

Information Concerning Nominees For Director And Executive Officers

Nominees

The following information relates to the nominees for election as directors:

Richard B. Handler, age 46, a nominee, has been our Chairman since February 2002, and our Chief Executive Officer since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies & Company, Inc., our principal operating subsidiary (“Jefferies”), since January 2001, as President of Jefferies since May 2006, and as Co-President and Co-Chief Operating Officer of both companies during 2000. Mr. Handler was first elected to our Board in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. Mr. Handler has also been the President and Chief Executive Officer of the Jefferies Partners Opportunity family of funds and is Chief Executive Officer of their newly formed successor entities, Jefferies High Yield Trading, LLC and Jefferies High Yield Holdings, LLC. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged children. Mr. Handler received an MBA from Stanford University in 1987 and a BA in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees and is Chairman of the school’s Finance Committee.

Brian P. Friedman, age 52, a nominee, has been one of our directors and an executive officer since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has also been President of Jefferies Capital Partners, (formerly known as FS Private Investments). Mr. Friedman splits his time between his role with us and his position with Jefferies Capital Partners. Mr. Friedman was previously employed by Furman Selz LLC, and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell Lipton Rosen & Katz. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies, and has served on the Board of the general partner of one public portfolio company, K-Sea Transportation L.P., since 2004.

W. Patrick Campbell, age 62, a nominee, has been one of our directors since January 2000. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 through April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech

Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch since November 1999. Mr. Campbell is Chairman of our Audit Committee, and a member of our Compensation Committee and Corporate Governance and Nominating Committee.

Richard G. Dooley, age 78, a nominee, has been one of our directors since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company (“Mass Mutual”). Mr. Dooley was a consultant to Mass Mutual from 1993 to 2003. Mr. Dooley has been a director of Kimco Realty Corporation since 1990 and is a member of its Compensation Committee. Mr. Dooley is Chairman of our Compensation Committee and a member of our Audit Committee and Corporate Governance and Nominating Committee.

Robert E. Joyal, age 63, a nominee, has been one of our directors since January 2006. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director (1997-1999) and Vice President and Managing Director (1987-1997) of the Massachusetts Mutual Life Insurance Company. Mr. Joyal is a trustee of various Investment Companies sponsored by the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal is also a director of Pemco Aviation Group, Inc. (Aircraft Maintenance and Overhaul) since 2003, of Kimco Insurance Company since 2007, and of Scottish Reinsurance Group, Ltd. since 2007.

Michael T. O’Kane, age 62, a nominee, has been one of our directors since May 2006. From 1986 through 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director — Private Placements from 1986 through 1990, then as Managing Director — Structured Finance from 1990 through 1996 and finally as Senior Managing Director — Securities Division from 1986 through 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the Board of Directors and on the Audit and Finance Committee of Assured Guaranty, Ltd.

Other Executive Officers

Our Executive Officers are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Handler and Friedman, for whom information is provided above, the following sets forth information as to the Executive Officers:

Peregrine C. Broadbent, age 44, has been our and Jefferies’ Executive Vice President and Chief Financial Officer since November 2007. Prior to joining us, Mr. Broadbent was employed by Morgan Stanley for 16 years, including serving as Managing Director, Head of Institutional Controllers (Fixed Income, Equity and Investment Banking) of Morgan Stanley since November 2003 and was Morgan Stanley’s Managing Director, Head of Fixed Income Infrastructure (Operations and Controllers) from March 2002 through November 2003. Mr. Broadbent is also a Chartered Accountant in the United Kingdom.

Charles J. Hendrickson, age 58, has been our Treasurer and the Treasurer and a Managing Director of Jefferies since July 2006. Mr. Hendrickson was Managing Director and Treasurer at Donaldson, Lufkin & Jenrette, Inc. from March 1984 to September 2000 when it was acquired by Credit Suisse and provided continuing services to Credit Suisse through the transition until February 2001. Mr. Hendrickson has served as a director of ImaginAsian Entertainment, Inc. since 2004 and served as its interim Chief Financial Officer from 2005 to 2006 when he joined Jefferies. From 2001 through 2005 Mr. Hendrickson also served on the Board of Youth Directions and Alternatives, a New York based charitable organization, and served as its Treasurer from 2003 through 2005. Mr. Hendrickson served as Treasurer of Clarendon Ltd. from 1983 to 1984 and from 1973 through 1983 Mr. Hendrickson held various positions in credit and marketing at Chase Manhattan Bank finally serving as Vice President and Division Executive of the Financial Analysis Division of its Workout Group.

Lloyd H. Feller, age 65, has been our, and Jefferies’, Executive Vice President, General Counsel and Secretary since December 2002. Mr. Feller was a Senior Vice President, Secretary and General Counsel of SoundView Technology Group, Inc. from 1999 to December 2002. Prior to joining SoundView’s predecessor, Wit Capital Group Inc., in 1999, Mr. Feller was a partner at Morgan Lewis & Bockius LLP, where he was the leader of that firm’s securities regulation practice group. Before joining Morgan Lewis in 1979, Mr. Feller worked at the SEC as the Associate Director of the Division of Market Regulation, a position in which he was in charge of the Office of Market Structure and Trading Practices.

APPROVAL OF THE AMENDED AND RESTATED 2003 INCENTIVE COMPENSATION PLAN

At the Annual Meeting, shareholders will be asked to approve the amendment and restatement of our 2003 Incentive Compensation Plan (the “Incentive Plan”). Our shareholders originally approved the Incentive Plan on May 5, 2003. The Compensation Committee of the Board of Directors (the “Committee”) has approved the amendment and restatement of the Incentive Plan.

We are seeking shareholder approval of the amendment and restatement of the Incentive Plan primarily to renew the qualification of the Plan under Section 162(m) of the Internal Revenue Code, to ensure that certain performance-based awards will be fully tax deductible by Jefferies. The amendment and restatement will not increase the percentage of our shares that the Incentive Plan reserves for equity awards. A change will be made in the manner in which the share counting provision operates and to simplify the annual per-person limitation calculation for cash-based performance awards, as discussed below, and other modifications will be made to the Plan to comply with final regulations under Internal Revenue Code Section 409A, as adopted by the American Jobs Creation Act of 2004, which regulates deferred compensation.

The Incentive Plan helps us in a number of ways:

•	To attract, retain, motivate and reward employees

•	To provide equitable and competitive compensation opportunities

•	To preserve our right to claim tax deductions for compensation paid to senior executives

•	To promote our entrepreneurial culture, which we believe leads to the creation of long-term value for shareholders by closely aligning the interests of employees with the interests of shareholders.

The Board and the Committee intend to continue to use awards linked to common stock and cash-based incentive awards to provide incentives for the achievement of important operational and/or financial performance objectives and to promote our long-term success. Therefore, they view the Incentive Plan as a key element of our overall compensation program.

We reserve a relatively large number of shares for awards under the Incentive Plan, consistent with our compensation philosophy. We issue stock to employees as a significant component in our overall compensation program. We believe that, compared to industry averages, we pay our highly productive employees a greater portion of their compensation in equity awards, rather than in cash, which requires that we set aside a higher-than-average proportion of shares for use under equity plans. The Board believes that favoring equity as a meaningful proportion of compensation offers significant advantages in our industry, including (1) making us an attractive workplace for highly motivated, entrepreneurial employees, (2) promoting long-term service, continuity and stability in our work-force through vesting requirements and post-termination business protection terms of awards, and (3) increasing incentives by aligning the interests of employees with those of shareholders.

Information on the total number of shares available under the Incentive Plan and our other existing equity compensation plans and unissued shares deliverable under outstanding options and restricted stock units awards as of December 31, 2007 is presented at page 20 under the caption “Equity Compensation Plan Information Table.” If shareholders approve the amendment and restatement of the Incentive Plan, the total number of shares subject to outstanding awards and available for future awards under the Incentive Plan and other continuing equity compensation plans for employees and non-employee directors would be the same as it was under the 2003 Incentive Compensation Plan.

Because the Incentive Plan makes shares available for equity awards under a formula reserving a percentage of the outstanding common stock, the number of shares available under the Incentive Plan will vary over time. The number of shares outstanding, and thus the shares available under the Incentive Plan, may vary due to our repurchases of shares and issuances of shares in acquisitions, to raise capital, and under the Incentive Plan and other compensatory plans, and as a result of other possible transactions.

A summary of the material features of the Incentive Plan follows. It is subject to, and you should also review, the full text of, the Incentive Plan, which can be found attached to this Proxy Statement as Appendix 1.

Overview of Incentive Plan Awards

The Incentive Plan authorizes a broad range of awards, including:

•	stock options

•	stock appreciation rights (“SARs”)

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer

•	deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”)

•	other awards based on common stock

•	dividend equivalents

•	performance shares or other stock-based performance awards; these are in effect deferred stock or restricted stock awards that may be earned by achieving specific performance objectives

•	cash-based performance awards tied to achievement of specific performance objectives

•	shares issuable in lieu of rights to cash compensation, including under our elective deferred compensation program

•	shares issuable under employee stock purchase programs, allowing employees to make periodic investments in our common stock at a discount from the market price.

Reasons for Shareholder Approval

The Board seeks shareholder approval of the amendment and restatement of the Incentive Plan in order satisfy certain legal requirements, including requirements applicable to companies with common stock listed on the New York Stock Exchange and to preserve our ability to claim tax deductions for compensation paid, to the greatest extent practicable. Section 162(m) of the Internal Revenue Code limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and the three other most highly compensated executive officers serving on the last day of the fiscal year other than the Chief Financial Officer. “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap, and therefore remains fully deductible. We seek the reapproval by shareholders of the business criteria we use in setting performance goals under the Incentive Plan (described below under the captions “Performance-Based Awards” and “Annual Incentive Awards.”) We authorize annual incentive awards to our named executive officers under the Incentive Plan in order for such awards to qualify as “performance-based” under Section 162(m). If the amendment and restatement of the Incentive Plan is approved by shareholders, annual incentive awards granted under the Incentive Plan in future years to named executives subject to Section 162(m) generally will be payable only upon achievement of pre-established performance goals relating to the firm as a whole or specific business units for which the individual executive has principal responsibility. The Board and Committee believe that such annual incentive awards have and will continue to provide strong motivation to executives to achieve performance objectives set by the Committee, and in that way place strong emphasis on the building of value for all shareholders. In addition, we grant long-term incentive awards, such as restricted stock units, with performance goals specified under the Incentive Plan; shareholder approval of the amendment and restatement of the Incentive Plan should enable us to continue to grant long-term incentive awards that qualify for full tax deductibility under Section 162(m).

For purposes of Section 162(m), shareholder approval of general business criteria used in setting performance goals, without specific targeted levels of performance, qualifies annual incentive awards for a period of approximately five years. Therefore, shareholder reapproval of such business criteria in connection with the approval of the amendment and restatement of the Incentive Plan will meet the requirements under Section 162(m) until our annual meeting of shareholders in 2013.

In addition, shareholder approval of the Incentive Plan will permit designated stock options to qualify as incentive stock options under the Internal Revenue Code for a period of ten years. Such qualification can give the holder of the options more favorable tax treatment, as explained below. Incentive stock options have been authorized under the Incentive Plan since its initial approval, but to date we have not granted incentive stock options under the Plan.

Restriction on Repricing Options and Making Loans

The Incentive Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options previously granted under the Incentive Plan in a transaction that constitutes a “repricing” as that term is defined under New York Stock Exchange rules. Adjustments to the exercise price or number of shares subject to an option to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.” In addition, the amendment and restatement of the Incentive Plan eliminates a provision that authorized loans to be made to Plan participants to permit the payment of the exercise price of options.

Relationship of Incentive Plan to Deferred Compensation Plan

We have implemented our Deferred Compensation Plan (the “DCP”) under the Incentive Plan. The DCP is described below under the caption “Non-Qualified Deferred Compensation — 2007.” The shares to be delivered in connection with DCP stock units and options are drawn from the Incentive Plan. At December 31, 2007, stock units and options relating to a total of 6,011,780_shares were credited to employee accounts under the DCP.

Description of the Incentive Plan

The following is a brief description of the material features of the Incentive Plan. This description is qualified in its entirety by reference to the full text of the Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix 1. Limitations on the number of shares issuable under the Incentive Plan as specified in the originally approved Incentive Plan have been adjusted due to the fact that we have effected two stock splits, each a 2-for-1 split, since 2003. On April 1, 2008, the closing price of our Common Stock on the New York Stock Exchange was $17.56 per share.

Shares Available Under the Incentive Plan

The Incentive Plan contains two separate share reservations for awards. For purposes of most Plan awards, the Incentive Plan provides for an “evergreen” share reservation. An equity award may be granted if the shares subject to the award, plus the number of shares subject to other outstanding awards under the Incentive Plan’s evergreen authorization or outstanding under the 1999 Incentive Compensation Plan do not exceed 30% of our Common Stock outstanding immediately before the grant. An award of an option or SAR is considered to be “outstanding” for purposes of the evergreen authorization until it is exercised. As modified in the amended and restated Incentive Plan, other awards are considered to be “outstanding” until the end of the quarter preceding the quarter in which all service-based vesting requirements have been met. In any event, all awards are considered “outstanding” for the remainder of the calendar year in which they are granted. Awards that are to be satisfied out of the fixed pool of shares reserved for the DCP are not treated as outstanding and therefore are not counted against the evergreen limitation. The Incentive Plan separately limits the number of shares that may be subject to incentive stock options to 10 million (subject to adjustment), which would count against the evergreen share limitation. See “Stock Options and SARs.”

As discussed above, the Incentive Plan also reserves 16 million shares for options and deferred shares granted upon the elective deferral of cash compensation by employees under the DCP. To the extent that shares no longer remain available for the DCP under this fixed share reservation, further DCP awards are satisfied out of the shares reserved under the evergreen reservation. Shares drawn from the fixed DCP pool which are used for restricted stock units which are forfeited, for options which expire before exercise, for payment of the exercise price of an award, or withheld by or surrendered to satisfy withholding tax obligations, or which are terminated for any other reason without issuance of shares to the participant, are deemed to be available again under the fixed pool for future awards. Shares delivered under the Incentive Plan may be either newly issued or treasury shares.

Per-Person Award Limitations

The Incentive Plan includes limitations on the amount of awards that may be granted to a participant in a given year in order to qualify awards as “performance-based” compensation not subject to the limitation on deductibility under Section 162(m) of the Code. Under this annual per-person limitation, a participant may be granted share-based awards under the Incentive Plan up to his or her “Annual Limit.” The Annual Limit for share-based awards, established in the original Incentive Plan and continuing in the amended and restated Incentive Plan equals four million shares plus the amount of the participant’s unused Annual Limit relating to share-based awards as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events.

With respect to annual incentive awards, the Incentive Plan as originally approved set the following as the maximum amount payable to a participant in settlement of such awards relating to a given fiscal year:

(1) in the case of the Chief Executive Officer or any other executive officer principally having firm-wide responsibilities, 25% of profits after taxes (but before payment of bonuses to all employees), and

(2) in the case of an executive officer or other person principally having responsibilities for one or more business units, the greatest of 30% of the net income of such business unit(s), 10% of the revenues of such business unit(s), or 25% of the economic value created by such business unit(s).

The originally approved Incentive Plan also set an Annual Limit for cash-based incentive awards other than Annual Incentive Awards. For these performance awards, the participant’s Annual Limit was set at $6 million plus the amount of the participant’s unused cash-based Annual Limit as of the close of the previous year.

To simplify administration of the Incentive Plan, the cash-based limit on Annual Incentive Awards and the separate cash limit on other cash-based performance awards will be combined into a single limit. The new limit provides that for any cash-based performance award — that is, a performance award for which the share-based Annual Limit would not provide a determinable limitation as of the time the award is initially authorized — the participant’s Annual Limit will be $40 million plus the amount of the participant’s unused cash-based Annual Limit as of the close of the previous year. This change also was made recognizing that the purpose of the annual limits is to meet a specific requirement under Code Section 162(m), to preserve our ability to claim a tax deduction for performance awards to named executive officers under the Incentive Plan.

The per-person limits for stock-based awards and cash-based performance awards each are independent of the other. These limits apply only to awards under the Incentive Plan, and do not limit our ability to enter into compensation arrangements outside of the Incentive Plan.

Adjustments to Shares Reserved, Awards and Award Limits

In the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the Common Stock, the Committee may adjust the number and kind of shares subject to the share limitations (including the number of shares in the DCP pool and the number reserved for incentive stock options) and the number of shares in the share-based Annual Limit. The Committee may also adjust outstanding awards upon occurrence of these events and the Plan requires that we make such adjustments upon the occurrence of an event constituting an “equity restructuring” as defined under FAS 123R to preserve without enlarging the value of the award to each affected participant. These adjustments may include changes to the number of shares subject to an award, the exercise price or share price referenced in the award terms (such as an SAR’s base price), and other terms of the award. The

Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or to changes in applicable laws, regulations, or accounting principles.

Eligibility

Our officers and employees, including those employed by our subsidiaries, and any other person who provides substantial personal services to us or our subsidiaries (other than solely as a member of the Board of Directors) are eligible to be granted awards under the Incentive Plan. A prospective employee may be granted an award, but no value may be realized by the person if the person does not become an employee. As of March 27, 2008, we had approximately 2,485 employees who were eligible, with approximately 1,638 persons (including former employees) holding outstanding awards under the Incentive Plan at December 31, 2007.

Administration

The Committee administers the Incentive Plan, except that the Board may itself act in place of the Committee to administer the Incentive Plan. The composition and governance of the Committee is established in the Committee’s Charter, as approved from time to time by the Board, and other of our corporate governance documents. Subject to the terms and conditions of the Incentive Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, select the number of shares to which awards will relate or the amount of an annual incentive award, specify times at which awards will be exercisable or settled, establish performance conditions that may be required as a condition to the vesting of an award, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the Incentive Plan, and make all other determinations which may be necessary or advisable for the administration of the Incentive Plan. Nothing in the Incentive Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including executive officers. The Committee is permitted to delegate authority to executive officers for the granting of awards to employees who are below the executive officer level. The Incentive Plan provides that Committee members and others acting to administer the Plan shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Incentive Plan.

Stock Options and SARs

The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.” The exercise price of an option and the base price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below under “Other Terms of Awards”). The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options or SARs (and in some cases gains realized by exercise of the award) at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares having a fair market value equal to the exercise price or surrender of outstanding awards or other property having a fair market value equal to the exercise price, as the Committee may determine. This may include withholding of option shares to pay the exercise price. The Committee also is permitted to establish procedures for broker-assisted cashless exercises. Methods of exercise and settlement and other terms of SARs will be determined by the Committee. SARs may be exercisable for shares or for cash, as determined by the Committee. Options and SARs may be granted on terms that cause such awards not to be subject to Section 409A. Alternatively, such awards may have terms that cause those awards to be deemed deferral arrangements subject to Section 409A.

Restricted and Deferred Stock/Restricted Stock Units

The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the participant to the rights of a shareholder of Jefferies Group, including the right to vote the shares and to receive dividends, unless otherwise determined by the Committee.

Deferred stock gives a participant the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of “restricted stock units.” The Committee will establish any vesting requirements for any deferred stock or restricted stock units granted for continuing service. One advantage of restricted stock units, as compared to restricted stock, is that the period during which the award is deferred as to settlement can be extended past the date the award becomes non-forfeitable, so the Committee can require or permit a participant to continue to hold an interest tied to Common Stock on a tax-deferred basis. Prior to settlement, deferred stock awards, including restricted stock units, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents can be paid or accrued if authorized by the Committee, and in the usual case the Committee in fact does authorize dividend equivalents.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations

The Incentive Plan authorizes the Committee to grant awards that are denominated or payable in Common Stock, valued in whole or in part by reference to the market price of our Common Stock, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to acquire such awards or to exercise such awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions or other restrictions on such awards. In addition, the Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other awards in lieu of obligations under the Incentive Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.

As discussed above, we deliver shares authorized under the Incentive Plan in settlement of deferrals in the nature of deferred stock and options granted under the DCP. See “Relationship of Incentive Plan to Deferred Compensation Plan” above.

Performance-Based Awards

The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition to awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the following:

•	earnings per share;

•	revenues;

•	cash flow;

•	cash flow return on investment;

•	return on net assets, return on assets, return on investment, return on capital, return on equity, or profitability;

•	economic value created (“EVC”);

•	operating margins or profit margins;

•	earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, service fees, and extraordinary or special items; net income;

•	total shareholder return or stock price;

•	book value per share; and

•	expense management; improvements in capital structure; working capital; and costs.

These goals may be set with fixed, quantitative targets, targets relative to our past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison. EVC means the amount by which a business unit’s income exceeds the cost of the capital used by the business unit during the performance period, as determined by the Committee. Earnings of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee. Performance goals may be based on generally accepted accounting principles (“GAAP”) items or may be non-GAAP measures, and in either case may be adjusted for purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments. The Committee can use the business criteria identified above to set a performance goal that is a pre-condition to payment of an incentive award, but with the Committee then permitted to exercise “negative” discretion to reduce the payout level. Such negative discretion can be exercised in light of other measures of performance, including subjective measures not specified on the above list. The Committee also is authorized to designate an incentive award pool, an aggregate amount determined by reference to one or more of the above performance measures, together with a designation for each participant of a maximum percentage of the pool to be allocated to that participant. Upon achievement of the required performance goal, and subject to the maximum allocable to each participant (with the sum of the allocations not exceeding 100% of the funded pool), the Committee can then exercise discretion to determine the final incentive award payout to each participant.

Annual Incentive Awards

One type of performance award that may be granted under the Incentive Plan is Annual Incentive Awards, settleable in cash or in shares upon achievement of preestablished performance objectives achieved during a specified period of up to one year. The Committee generally must establish the terms of annual incentive awards, including the applicable performance goals and the corresponding amounts payable (subject to per-person limits), and other terms of settlement, and all other terms of these awards, not later than 90 days after the beginning of the fiscal year.

As stated above, we intend that annual incentive awards granted to named executives are intended to constitute “performance-based compensation” not subject to the limitation on deductibility under Section 162(m). In order for such an annual incentive award to be earned, one or more of the performance objectives described in the preceding paragraph will have to be achieved. The Committee may specify additional requirements for the earning of such awards.

Other Terms of Awards

Awards may be settled in cash, shares, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award, in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on any deferred amounts. The Committee is authorized to place cash, shares or other property in trusts or make other arrangements to provide for payment of our obligations under the Incentive Plan, but is under no obligation to do so. The Committee may condition awards on the payment of taxes, and may provide that we will withhold, on a mandatory or elective basis, a portion of the shares or other property to be distributed in order to satisfy tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may permit transfers on a case-by-case basis to beneficiaries during the participant’s lifetime, for estate planning or other purposes that are consistent with the incentive purpose of the Plan.

Awards under the Incentive Plan may be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Subject to the requirement that repricing transactions be approved by shareholders, the Committee may grant awards in substitution for, exchange for or as a buyout of other awards under the Incentive Plan, awards under other of our plans, or other rights to payment from us or our subsidiaries, and may exchange or buy out outstanding awards for cash or other property. The Committee also may grant awards in addition to and in tandem with other awards or rights. In granting a new award, the Committee may determine that the in-the-money value or fair value of any surrendered award may be applied to reduce the exercise price of any option, base price of any SAR, or purchase price of any other award, subject to the shareholder approval requirement for repricing transactions.

Terms of awards set by the Committee, including exercise prices, performance conditions and vesting conditions, generally will be reflected in award agreements between us and the participant.

Dividend Equivalents

The Committee may grant dividend equivalents.  These are rights to receive payments equal in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. These amounts may be in the form of cash or rights to receive additional Awards or additional shares of Common Stock having a value equal to the cash amount. The awards may be granted on a stand-alone basis or in conjunction with another award. Typically, we grant rights to dividend equivalents in connection with restricted stock units, so that the participant can earn amounts equal to dividends paid on the number of shares covered by the award while the award is outstanding.

Vesting, Forfeitures, and Related Award Terms

The Committee may, in its discretion, determine the vesting schedule of awards, the circumstances that will result in forfeiture of awards, the post-termination exercise periods of options and similar awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any award.

The Incentive Plan contains certain restrictions, including non-compete, non-solicitation and non-disclosure provisions that govern the behavior of participants during their employment and for periods after termination of their employment during which awards remain outstanding and for six months after any exercise or settlement of an award. Compliance with these restrictions is a pre-condition to a participant’s right to realize and retain any gain from awards under the Incentive Plan. In the event that a participant fails to comply with these restrictions (a “Forfeiture Event”), outstanding awards will be forfeited and we have the right to recover all gains derived from Incentive Plan-based awards realized by that participant at any time in the six months before the Forfeiture Event. The Committee has discretion to waive or modify our right to forfeiture, or to include additional forfeiture provisions in the agreement governing any Incentive Plan award.

Amendment and Termination of the Incentive Plan

The Board may amend, suspend, discontinue, or terminate the Incentive Plan or the Committee’s authority to grant awards thereunder without shareholder approval, except as required by law or regulation or under the New York Stock Exchange rules. New York Stock Exchange rules require shareholder approval of any material revision to a plan such as the Incentive Plan. Under these rules, however, shareholder approval will not necessarily be required for all amendments that might increase the cost of the Incentive Plan or broaden eligibility. Unless earlier terminated, the authority of the Committee to make grants under the Plan will terminate ten years after the latest shareholder approval of the Plan (including the amendment and restatement being voted on at the Meeting), and the Plan will terminate thereafter when we have no further obligation with respect to any outstanding award.

Federal Income Tax Implications of the Incentive Plan

We believe that under current law the following Federal income tax consequences generally would arise with respect to awards under the Incentive Plan.

The grant of an option or an SAR should create no federal income tax consequences for the participant or for us. A participant will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received. This discussion assumes the option or SAR would not be deemed to be a deferral arrangement subject to Section 409A.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option or SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price, in the case of an option, plus any amount he or she recognized as ordinary income in connection with the exercise of the option or SAR. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or SAR, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling the shares.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the Incentive Plan to attempt to meet applicable requirements under Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares or other property actually received at the time received. If we grant an award of deferred stock or permit the participant to elect to defer receipt of cash or shares under a Plan award, the participant will defer the time he or she becomes subject to income tax, and our right to claim a tax deduction will be likewise deferred.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property transferred to a participant under an award (such as, for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or substantial risk of forfeiture lapses. In all cases, we generally can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed in the following paragraph. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals) will be subject to Section 409A. Participant elections to defer compensation under such awards and the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties avoided by the participant.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the Incentive Plan, we intend that options, SAR, performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards conditioned upon achievement of performance goals qualify as such “performance-based” compensation. However, a number of requirements must be met in order for particular compensation to so qualify, so there can be no assurance that such compensation under the Incentive Plan will be fully deductible by us under all circumstances. In addition, other awards under the Incentive Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so we would not be permitted to deduct compensation paid to certain executives in connection with such awards to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Incentive Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Incentive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Incentive Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the Amended and Restated Incentive Plan

Because future awards under the amended and restated Incentive Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table,” “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” and “Options Exercised and Stock Vested” tables elsewhere in this Proxy Statement, and in our financial statements for the fiscal year ended December 31, 2007, in the Annual Report on Form 10-K which accompanies this Proxy Statement.

If shareholders decline to approve the amended and restated Incentive Plan, the Incentive Plan, as previously approved by shareholders, would remain in effect, except that awards will not be granted under the Incentive Plan to the extent necessary so that submission of the amended and restated Incentive Plan to shareholders will have met the requirements of Treasury Regulation 1.162-27(e)(4).

Vote Required For Approval

Approval of the amendment and restatement of the Incentive Plan will require the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter and the affirmative vote of a majority of votes cast on the proposal provided that the total vote cast on the proposal (both for and against) represents over 50% in interest of all securities entitled to vote on the proposal.

The Board of Directors considers the Amended and Restated Incentive Plan to be in the best interests of Jefferies Group and its shareholders and therefore recommends that shareholders vote FOR approval of the Amendment and Restatement of the Incentive Plan at the Annual Meeting.

Equity Compensation Plan Information

The following table provides information regarding our compensation plans (other than our tax qualified ESOP and 401(k) Plan), under which our equity securities were authorized for issuance as of December 31, 2007.

Number of Securities
	Number of Securities		Weighted-Average	Remaining Available for
	to be Issued Upon		Exercise Price of	Future Issuance Under
	Exercise of Outstanding		Outstanding	Equity Compensation Plans
	Options, Warrants and		Options, Warrants	(Excluding Securities
	Rights		and Rights	Reflected in Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by security holders	38,426,001	(1)	$9.87(2)	23,733,127(3)
Equity compensation plans not approved by security holders	—		—	—
Total	38,426,001		$9.87	23,733,127

(1)	Includes 14,879,107 unvested RSUs; 17,246,209 vested and deferred RSUs; 6,096,655 share denominated deferrals under our deferred compensation plans; and 204,030 options.

(2)	The weighted average exercise price of outstanding options, warrants and rights is calculated based solely on those awards that have a specified exercise price, which in our case includes only options. If outstanding RSUs and similar rights were included and deemed to have an exercise price of zero, the weighted average exercise price for plans approved by security holders would be $.05.

(3)	Of the shares remaining available for future issuance, as of December 31, 2007, the numbers of shares that may be issued as restricted stock, RSUs or deferred stock were as follows: 15,072,325 shares under the 2003 Incentive Compensation Plan (the “2003 Plan”) for general use; and 6,189,033 shares under the 2003 Plan designated for use under the DCP. These plans also authorize the grant of options and other types of equity awards. The number of shares available for future grants under the 2003 Plan changes pursuant to a formula set forth in the plan. The formula establishes that the number of shares available for grant under the plan shall be equal to 30% of the total number of shares outstanding immediately prior to the grant, less shares subject to outstanding awards under the 2003 Plan and the 1999 Incentive Compensation Plan. For this purpose, an option is “outstanding” until it is exercised and any other award is “outstanding” in the calendar year in which it is granted and for so long thereafter as it remains subject to any vesting condition requiring continued employment. A maximum of 16,000,000 shares are reserved for restricted stock units and options under the DCP. Restricted stock equivalent units will be credited with dividend equivalents on the last day of each quarter, which will be converted into additional stock units in accordance with the terms of the DCP. The number of shares remaining available under the 2003 Plan, and outstanding restricted stock units, options, and other share based awards, and the terms thereof, are subject to equitable adjustment by the Compensation Committee in the event of certain extraordinary corporate events.

Corporate Governance

The Board of Directors is responsible for supervision of our business. During 2007, the Board held 13 meetings. To assist it in carrying out its duties, the Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each incumbent member of the Board of Directors attended at least 80% of the 2007 meetings of the Board of Directors and its committees that he was required to attend. Though we do not have a policy regarding attendance by directors at the Annual Meeting of Shareholders, three of the seven directors attended the Annual Meeting of Shareholders in 2007.

Mr. Macchiarola has decided to retire and is not standing for reelection to the Board of Directors. Accordingly, although shown as a member below, he will not continue as a member of any committees after the Annual Meeting date. We thank Mr. Macchiarola for his 16 years of service and wish him well in his retirement.

The Board has adopted Corporate Governance Guidelines that contain categorical standards for the determination of director independence, which are available to the public through the Jefferies website at www.jefferies.com. The Board has determined that directors who comply with the standards in the Corporate Governance Guidelines have no material relationship with us as required by New York Stock Exchange Rules. The Board has noted relationships by and among its Board members and nominees that may give rise to conflicts, in particular, that Mr. Campbell also serves on the Compensation Committee of Black & Veatch, Mr. Dooley also serves on the Compensation Committee of Kimco Realty Corp. and Mr. Dooley was an associate of Mr. Joyal prior to Mr. Dooley’s retirement from Mass Mutual. The Board has determined that these facts do not impair the independence of these directors or lessen their qualifications to serve on the Board or any committees. The Board has determined that Messrs. Campbell, Dooley, Joyal and O’Kane each meet the independence standards as set forth in the Corporate Governance Guidelines and is a “Financial Expert” as defined by applicable New York Stock Exchange and SEC rules.

The current Audit Committee members are W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal, Frank J. Macchiarola and Michael T. O’Kane. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our independent auditor’s qualifications and independence, (3) the performance of our internal audit function and independent auditors, and (4) our compliance with legal and regulatory requirements. The Audit Committee has adopted a written charter which is available on our website as described below. During 2007, there were nine meetings of the Audit Committee. We anticipate the Audit Committee to consist of W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane after the annual meeting.

The current Compensation Committee members are Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal, Frank J. Macchiarola and Michael T. O’Kane. The Compensation Committee is appointed by the Board to (1) advise senior management on the administration of our compensation programs, (2) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation, (3) make recommendations to the board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to board approval; and (4) produce a compensation committee report on executive compensation required by the rules and regulations of the SEC. The Compensation Committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. The Committee did not retain a compensation consultant in 2007. The Compensation Committee has adopted a written charter which is available on our website as described below. During 2007, there were 10 meetings of the Compensation Committee. We anticipate the Compensation Committee will consist of Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal, and Michael T. O’Kane after the annual meeting.

The current Corporate Governance and Nominating Committee members are Frank J. Macchiarola, Chairman, W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane. The Corporate Governance and Nominating Committee (1) identifies individuals to the Board who are qualified to become board members consistent with criteria approved by the board, (2) recommends individuals to the Board for nomination as members of the Board and its committees, (3) develops and recommends to the Board a set of corporate governance principles applicable to the corporation, and (4) oversees the evaluation of the board and management. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In addition to candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. To suggest a nominee, address your correspondence to Lloyd H. Feller, our corporate Secretary, at our address listed at the top of the front page of this Proxy Statement. The Corporate Governance and Nominating Committee has adopted a written charter which is available on our website as described below. During 2007, there were six meetings of the Corporate Governance and Nominating Committee. We anticipate the Corporate Governance and Nominating Committee will consist of W. Patrick Campbell, Richard G. Dooley, Robert E. Joyal and Michael T. O’Kane after the annual meeting and the Chairman of the committee will be selected at its first meeting after our Annual Meeting.

The non-management directors of the Board of Directors meet in executive session at each meeting of the Board of Directors. These executive sessions are led by the chairman of the Audit, Compensation or Corporate Governance and Nominating Committee on a rotating basis. The non-management directors have the authority to retain outside consultants and to schedule additional meetings.

Important documents related to our corporate governance are posted on our website at http://www.jefferies.com/ and may be viewed by following the “About Us” link near the top of the left menu, and then the “Corporate Governance” link in the menu that follows. Documents posted include our Code of Ethics, Corporate Governance Guidelines and the Charters for each of the board committees mentioned above, which may be accessed directly at http://www.jefferies.com/charters/. We will also provide you with any of these documents in print upon request without charge. You may direct your request to Investor Relations, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022, or by calling 203-708-5975 or sending an email to info@jefferies.com.

We have established a process by which shareholders and other interested parties can contact our Board of Directors, the non-management directors as a group, or a committee of the Board of Directors. To contact our Board, you can send an email to Lloyd H. Feller, our Corporate Secretary, at lfeller@jefferies.com, or write to: Lloyd H. Feller, Executive Vice President and General Counsel, Jefferies Group, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022. To contact our non-management directors as a group, a committee of the Board of Directors directly, or the chairman of the next executive session of the non-management directors, write to the party you wish to contact, c/o the General Counsel’s Office, Attention: Corporate Secretary, Jefferies Group, Inc. 520 Madison Avenue, 12th Floor, New York, NY, 10022.

Compensation Discussion and Analysis

This section provides a narrative discussion of our objectives when compensating the named executive officers, and the policies we have implemented to achieve those objectives. It also outlines what the compensation program is designed to reward, each element of compensation, why we chose to pay each element, how we determined the amount we would pay, and how each compensation element fits into our overall compensation objectives. Although we include examples in this discussion to illustrate how our policies have been implemented, you should also refer to the tables following this discussion for specific disclosures about the compensation of each named executive officer. The specific disclosures in the tables and the narrative following the tables together with this general discussion of objectives and policies should provide you with a complete picture of how we approach and implement compensation for our named executive officers.

Objectives of our Compensation Programs

Our compensation policies, plans and programs for executive officers are intended to meet three key objectives:

•	Provide competitive levels of compensation in order to attract and retain talented executives and firm leaders.

•	Encourage long-term service and loyalty.

•	Provide compensation that is perceived as fair in comparison to other companies, within the Company, and consistent with employee contributions to the Company.

Certain components of our compensation programs are targeted to help us achieve one of those objectives, and other components help us achieve multiple objectives simultaneously.

Attract and Retain Talented Employees

The Company is engaged in a highly competitive service business, and its success depends on the leadership of senior executives and the talent of its key employees. In order to attract and retain highly capable individuals, we need to ensure that our compensation program provides competitive levels of compensation. Therefore, we review information concerning compensation paid to executive officers of companies with comparable businesses, including how executive compensation correlates to performance and how our performance compares to those competitors. To be consistent over time, we have used a “peer group” of public companies based on comparable business activities and competition for clients and executive talent. We identified the peer group in 2000 and have made adjustments to the group periodically to adjust for consolidations and other changes in the marketplace. We also considered size of the companies in selecting this group, but found it necessary to include companies that range broadly in size in order to have a group that met our other criteria.

In 2006, we reconsidered our peer group, first by examining a group of companies whose businesses were relatively similar to ours, including: Morgan Stanley, Goldman Sachs, Merrill Lynch, Lehman Brothers, Bear Stearns, Friedman Billings Ramsey, Raymond James, A.G. Edwards, Piper Jaffray, Lazard and Greenhill. We then examined a narrower, select group of companies whose businesses and headquarters location were most comparable to ours, regardless of size differences, including: Morgan Stanley, Goldman Sachs, Merrill Lynch, Lehman Brothers, Bear Stearns, Lazard and Greenhill.

We used these August 2006 examinations to provide general guidance in our decision making for 2007 and 2008, particularly regarding levels of total direct compensation for the CEO and the Chairman of the Executive Committee, who performs many of the functions that a President would in other comparable firms and was compared to the second highest executive at those firms.

Encourage Long-Term Service and Loyalty

We encourage long-term service and loyalty to the Company by fostering an employee ownership culture. We are proud of the large percentage of the Company’s common stock that is owned by our employees and executives. This ownership encourages our employees and executives to act in the best long-term interest of the Company, and is enhanced through the use of long term restrictions on vesting. We have not adopted ownership stock guidelines for executives due to their historically large relative stock ownership and our strong culture of stock ownership. These restrictions encourage employees to take a multi- year perspective, rather than a short term perspective, on the Company’s health and opportunities. Consistent with this approach, our practice has been to target the mix of types of compensation for our CEO at between 35% and 50% in some form of equity or equity linked compensation. In fact, for the past three years, an aggregate of 62% of our CEO’s total direct compensation has been in the form of equity (for this purpose we have valued the equity at its fair market value on the date of grant). Similarly, for 2005 (the year Mr. Friedman became a director and executive officer) and 2006, 82% of the total direct compensation from the Company to our Chairman of the Executive Committee has been in the form of equity.

Relative Fairness

Our industry is highly competitive and we believe our continued success depends on our continued focus on rewarding personal productivity and fostering a results oriented environment. We take this approach both for our producers and executives whenever possible. Unlike some of the companies in our industry, our two most senior executives have roles that blend both management and production responsibilities. In setting their compensation, the Compensation Committee considered not only the general guidance provided by the peer group information, but the opportunities those individuals would have if they chose to focus entirely on their production abilities. Part of what makes us unique is our entrepreneurial culture that is driven by highly talented and productive individuals. In our industry, the level of compensation of high-performing producers is generally high, regardless of executive duties. As a result, one of our compensation objectives is to maintain relative fairness in the compensation of these individuals, both in comparison with other producers within the Company and in comparison with other high-performing producers in our industry. Our approach has been to maintain the compensation opportunities of executives who also are key producers, but to tie these opportunities to the performance of the Company as a whole.

Our Compensation Committee looks to the recommendations of our CEO and Chairman of the Executive Committee in setting the compensation for the other named executive officers.

What Our Compensation Program is Designed to Reward

By linking compensation opportunities to performance of the Company as a whole, we believe our compensation program encourages and rewards:

•	Executive efforts at enhancing firm-wide productivity and profitability, and

•	Entrepreneurial behavior, in which executives and employees are shareholders and act to maximize long-term equity value in the interest of all shareholders.

Consistent with rewarding these specific activities, we have fashioned our policies to reward productivity and profitability of our executive officers in a performance based environment much the same way we approach other employees responsible for the generation of revenue throughout the firm, and we expect our executives to set the example for these revenue producers throughout the firm. We accomplish these objectives by providing both annual cash bonuses based on performance and awards of long term equity-based compensation.

With respect to the annual performance based component of compensation, we established formulas for payment of annual bonuses to executive officers in late 2006, so that the performance goals and potential rewards could positively influence executives during the year and in order to comply with Code Section 162(m). These formulas, which were part of Mr. Handler, Mr. Friedman, Mr. Schenk and Mr. Feller’s compensation packages in 2007, provided for no annual bonus if threshold levels of performance were not achieved (except for a guaranteed minimum for Mr. Feller and Mr. Schenk), a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels, up to a specified maximum payout.

For 2007 the annual bonus incentives for the named executive officers other than the Controller, were to be earned based on earnings per share (55% weighting), return on equity (40% weighting) and pre-tax profit margin performance (5% weighting). We believe the targets we set were substantially uncertain at the time they were established and were set at levels that would make target performance attainable only with continued high level performance, and above target payouts attainable only through significant effort and exemplary performance. These performance goals were intended to motivate and reward our executives for achieving pre-determined goals with respect to earnings per share, return on average equity and pre-tax profit margin, and to provide equity-based compensation that would closely align their interests with those of shareholders.

Consistent with our desire to motivate Mr. Handler toward enhancing firm-wide productivity and encouraging entrepreneurial behavior, we intended that his compensation would be generally competitive with that of chief executive officers of other comparable companies in the securities industry, with a large percentage of his cash compensation based upon achievement of objective performance goals. As discussed above, the level of Mr. Handler’s compensation also reflects his significant direct contributions to the operating results of the Company, particularly with respect to the High Yield Division, investment banking work, and management of Jefferies High Yield Trading, LLC (discussed in “Transactions with Related Person” below), in addition to his duties as CEO. Mr. Handler does not receive compensation for these services apart from his compensation from us generally as described in the Summary Compensation Table and other tables below. Since he assumed the duties of CEO, we have tied his bonus compensation solely to performance of the Company as a whole, and sought to focus his efforts on creating long-term shareholder value through an emphasis on restricted stock awards.

Similarly, we established Mr. Friedman’s compensation opportunities in a manner we believed would motivate him toward maximizing firm wide results. We based Mr. Friedman’s compensation opportunity on the performance of the Company as a whole, but we considered his responsibilities overseeing and compensation from the Jefferies Capital Partners funds and investments, and his compensation opportunities as a fund manager, when establishing the level of compensation we would pay him. We also received guidance from Mercer Human Resource Consulting in 2006 on executive compensation in our industry for comparable positions and received recommendations from them on Mr. Friedman’s 2007 salary and compensation structure. See the “Transactions with Related Persons” section below.

For Mr. Feller, and Mr. Schenk who retired during 2007, our use of a guaranteed bonus is partially a continuation of their originally negotiated terms of employment and partially in recognition that a component of their functions was to manage risk and their entire compensation arrangements should not be directed toward enhanced profitability. However, a significant component of their potential compensation was based on the same performance goals, including thresholds, targets and maximum performance levels used for the CEO and Chairman of the Executive Committee to ensure that firm-wide productivity was always a motivating factor in their performance. With respect to Ms. Syrjamaki, who has also retired, we utilized a combination of discretionary cash bonuses and long-term equity compensation designed to reward her continued diligence in protecting the integrity of our financial reporting, cash management and accounting department.

For Mr. Broadbent and Mr. Hendrickson, we entered into employment agreements at the time of their hiring that establish their compensation and equity vesting provisions. The terms of these agreements were determined in large part by the market for talented employees with their skills and experience. After expiration of their employment agreements, we anticipate that they will continue their employment under arrangements established by the Compensation Committee and not under employment agreements.

For all of the named executive officers, our commitment to long-term equity compensation encourages ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Consistent with this, we have implemented a program permitting employees and executive officers to defer settlement of equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. The cost of such a program to the Company results mainly from deferring the time at which tax deductions for the equity compensation may be claimed.

Elements of Compensation

In this section we discuss each element of our compensation program, why we choose to pay each element, and how we determine the amount of each element to pay. Our annual compensation program generally consists of the following elements which make up our executives’ total direct compensation:

•	base salary

•	annual bonus

•	long-term awards

•	other benefits

We also provide medical, dental and other similar benefits to executives and other employees that are not part of what we consider direct compensation, and are not included in the tabular disclosures. We believe providing these benefits furthers our compensation objectives. We intend these benefits to be generally competitive, but our evaluation of these benefits is separate from our decisions on total direct compensation. Our executives participate in these benefit programs on the same basis as all our other employees.

Our Compensation Committee acts on behalf of the Board of Directors and represents the shareholders to advise senior management in the administration of the compensation program for the named executive officers generally, and plays a greater role in the administration of the program as it relates to our CEO and Chairman of the Executive Committee. Our Committee operates under a charter adopted by the Board of Directors, which delegates authority to the Committee and provides for its governance.

Employment Contracts

Only Mr. Broadbent and Mr. Hendrickson had employment contracts in 2007 and Mr. Hendrickson’s agreement expired on December 31, 2007. We believe that it is in the Company’s best interest to minimize the number of employment agreements entered into with our key executives. Our Compensation Committee generally enters into, and we disclose, compensation arrangements with our key executives on an annual basis but we do not enter into employment contracts with preexisting employees which would give our executives a right to future employment or to large golden parachute payments if they are terminated. Instead, we depend upon the vesting of long term equity grants to motivate the loyalty of our key executives.

Avoiding employment contracts allows our compensation committee to retain greater flexibility in setting periodic compensation terms. Our Compensation Committee makes decisions on the amount of executive compensation to pay by focusing on total direct compensation for a given year, which includes the sum of all annual base salary, bonuses and attributable long-term compensation.

The Committee considered the views of the CEO and Chairman of the Executive Committee in setting the elements and amounts of their own compensation, and received significant input from the CEO and Chairman of the Executive Committee in determining the bonus formulas for executive officers other than the CEO. The Chief Executive Officer is the principal negotiator with the Compensation Committee regarding his own compensation and the compensation of the Chairman of the Executive Committee, subject to approval by the Compensation Committee. The Chairman of the Executive Committee was the principal negotiator regarding the compensation of the Chief Financial Officer, subject to the review and approval of the Compensation Committee. The negotiation regarding the amounts of total compensation and the amount of long term equity awards for the CEO and Chairman of the Executive Committee occurs primarily between the CEO and the Chairman of the Compensation Committee, but the final decision, and the analysis relied upon to reach that decision, are the Committee’s.

Base Salary

We pay our named executive officers a base salary in order to provide them a predictable level of income and enable the executive to meet living expenses and financial commitments. We view base salary as a way to provide a non-performance based element of compensation that is certain and predictable. Though we make our decisions on executive compensation focusing on total direct compensation for a given year including base salary, annual bonus and long-term awards, we are sensitive to the needs of our executives for a certain level of compensation stability. The base salaries we have established for the named executive officers reflects our understanding of the trade-off that exists between aligning the interests of the named executive officers as closely as possible with those of the Company’s shareholders and our desire to avoid exposing them to compensation risk. We believe the base salary levels we have established strike the proper balance and that providing a predictable base salary is essential to attract and retain talented executives and provide a compensation package that is perceived as fair, in comparison to other companies and within the Company.

With respect to the base salary paid to executives, our Compensation Committee’s determination of the appropriate level of base salary is subjective and not formulaic. For the CEO and Chairman of the Executive Committee, base salaries are largely a result of previous negotiation and historical precedent. The salaries for the CEO and Chairman of the Executive Committee were part of the originally negotiated arrangements agreed upon by each executive when they assumed their current roles. At that time, the Committee agreed to pay the CEO the maximum base salary permitted within the limits of Internal Revenue Code § 162(m) and subsequently, the Committee agreed to pay the Chairman of the Executive Committee a base salary equal to 50% of the CEO’s base salary. The Compensation Committee has continued following this historical precedent in recent years since it has not seen a performance based reason to reduce their salaries and prefers to address performance related compensation through the bonus process rather than through adjustments to base salary. This conclusion was based primarily on negotiations between the Committee and the Chairman of the Executive Committee when the named executives assumed their present roles, and the Committee has not seen a performance based reason to change this arrangement. Though the continuation of this relationship is not guaranteed, the Committee has viewed it as an effective way to align the interests of the CEO and Chairman of the Executive Committee and to simplify a highly subjective process that is not the product of any additional quantitative or qualitative analysis. The Committee continues to use base salary to provide a non-performance based cash component to their compensation, and provides performance based and retention oriented compensation through bonuses and long term equity grants. The base salaries for our other named executive officers are arrived at through a process of negotiation between the named executive officer and the Chief Executive Officer and/or the Chairman of the Executive Committee and are viewed in light of historical precedent within the firm, competitive factors, the limits of § 162(m), and the desire to provide a non-performance based cash component of compensation.

Bonuses

We use annual bonuses as our primary tool for encouraging executives to maximize short-term productivity and profitability. Annual incentive awards provide executives with an incentive to focus on aspects of Company performance that we believe are key to its success. Accordingly, we determine bonuses in whole or in part by reference to, for certain executives, earnings per share, return on equity, and pre-tax profit margin. These financial measures are calculated using our consolidated financial results, adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any.

Our Compensation Committee generally determines the targets for payment of annual bonuses to executive officers by a date early in the calendar year, so that the performance goals and potential rewards can positively influence executives during the year and meet the requirements of Code Section 162(m). These formula determinations are highly subjective and not the result of specific quantitiatve or qualitative analysis. The Compensation Committee reserves the right to adjust bonus amounts downward, in its discretion. These formulas are set, taking into account other components of compensation, with a view to providing a compensation opportunity that is competitive and comparable to our established levels of recent compensation for similar performance results. When setting the threshold, target and maximum performance goals and payouts early in the calendar year, we take into account the current business conditions we face and our budgets for the year in an effort to establish incentives that will not become irrelevant due to business setbacks or unusually strong performance part way through the year.

In the case of Mr. Feller, we specified a minimum guaranteed bonus, with higher levels of bonus potentially earnable based on the Company’s financial performance. Since Mr. Feller does not have direct production responsibilities, and in view of his historically negotiated bonus structure, we did not tie his entire bonus to the Company’s financial performance. Mr. Schenk’s compensation was structured similarly for the same reasons. With respect to Ms. Syrjamaki, the amount of annual bonus payable was based on individual initiative and performance and we delegated the authority to senior management to make determinations regarding annual incentive and other components of her compensation.

In implementing our compensation policies, plans, and programs, we consider the effects of Code Section 162(m). Section 162(m) generally disallows a public company’s tax deduction for the named executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though the executive’s total direct compensation may exceed $1 million in a given year. We seek to preserve the tax deductibility of the compensation we pay to executive officers, to the extent we can do so without impairing the operation and effectiveness of our compensation policies and programs.

Grants of stock awards in lieu of annual bonus generally vest in annual increments over five years, although in the case of death, disability, and termination by the Company without cause before the vesting date the awards do not lapse. Non-competition and other covenants intended to protect our business apply for the full vesting period in the case of termination by the Company not for cause before a change in control. These grants of restricted stock units in lieu of annual bonus in some cases were made with the concurrence of the affected executive officer.

We have also adopted programs permitting deferrals of compensation, so that potentially non-deductible compensation will be paid following termination of an executive’s service, at a time when payment of such compensation will not be subject to limits on deductibility under Section 162(m). We retain the flexibility to enter into arrangements that may result in non-deductible compensation to executive officers, which may include non-qualifying awards under the 2003 Plan.

Long-Term Awards

Long-term equity-based awards serve both to align the interests of executive officers with those of shareholders and to promote retention and long-term service to the Company. These awards provide increasing rewards to executives if the value of the Company’s stock rises during the life of the award, thus encouraging a long-term focus and aligning the interests of executive officers with the interests of shareholders. Since he assumed the duties of CEO, the Compensation Committee has tied Mr. Handler’s performance based compensation to performance of the Company as a whole, and has provided an incentive for him to focus on creating long-term shareholder value through an emphasis on stock awards.

During 2007, employees who received long term equity compensation (including grants in early 2007 that related to compensation for 2006) were given the choice whether to receive restricted stock units (“RSUs”) or shares of restricted stock. The Compensation Committee has also considered the effect of amortization of prior year restricted stock grants on the Company’s future profitability and its ability to continue to grant additional shares of restricted stock and RSUs.

Grants of RSUs or restricted stock to our executive officers are based on a review by our Compensation Committee of trends in the compensation of executives in the securities industry and its subjective judgment as to the appropriate level of total compensation for the executive officer. The Committee’s determination of the number of equity grants and their vesting terms is highly subjective and generally follows a negotiation with our CEO. The Committee intends these grants to be more focused on long-term employee retention rather than current year performance metrics. We consider grant practices of our peer group of companies to provide context for our decisions. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that such producer-executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We believe that the long-term equity-based component of such executives’ overall compensation allows us to retain such talented individuals, while also aligning their interests with those of our other shareholders. Equity awards provide compensation linked to the performance of our stock, with a strong inducement to long-term service.

Our Compensation Committee decided in 2002 to alter the timing of long-term equity incentive grants by granting awards that provide the long-term component of compensation to our CEO over a period of two years. A two-year long term grant resolves annual compensation related distraction for the executive and fosters a long-term view on building equity value for the shareholders. The grants made in 2006 provide for vesting over a 5 year period. The Compensation Committee uses the five year vesting period for these long term grants to encourage long term retention and to further align the executive’s incentives with those of the shareholders. Since the Company does not have employment contracts with any of the executive officers, the long term grants to the CEO help ensure that he will stay committed to the Company’s success. By making equity award grants in advance of the year to which they apply, the Committee provided an opportunity to the executive to benefit from a sustained period of good performance, which occurred from 2002 until 2007. We continued this practice for the CEO in 2006, and made similar grants to the Chairman of the Executive Committee. Accordingly, the restricted stock units granted in 2006 constituted part of the total direct compensation of the CEO and Chairman of the Executive Committee for 2007 and 2008. Through these grants, we sought to provide a substantial component of compensation that would focus the CEO and Chairman of the Executive Committee on long-term growth in the value of the Company’s stock. As a result of our lower than anticipated operating results primarily in the fourth quarter of 2007, the CEO and Chairman of the Executive Committee have requested that the Committee reduce their future compensation by the number of shares they were granted in 2006 which were intended to relate to 2007.

The number of shares or units awarded is determined through a highly subjective process designed to encourage long term retention more than short term performance. The Committee uses information obtained from an analysis of our peer group of companies in this process, but the determination of the amounts granted is the result of a negotiation and is not formulaic.

Other Benefits

The Company provides medical, dental, life insurance, disability and other similar benefits to executives and other employees that are not part of what we consider direct compensation. We intend these benefits to be generally competitive, in order to help in our efforts to recruit and retain talented executives. We have not implemented severance arrangements with our executive officers; however, the Company has adopted a firm wide severance policy which limits severance payments to no more than six months salary for seasoned senior employees. We do not provide significant enhancements to compensation in connection with a change in control. We believe that the substantial equity stake of our executives provides alignment with the interests of shareholders, so that the executives can be expected to consider potential strategic transactions that might affect the control of Jefferies consistent with their interests as shareholders and consistent with their fiduciary duties. We do not provide for payment of gross-ups to offset golden parachute excise taxes. Executives who worked for us in periods before April 1, 1997 are also entitled to benefits under our pension plan. In the aggregate, we believe our severance, change-in-control and pension benefits are quite modest compared to general business practices for companies of comparable size and character. We have considered this fact in setting the levels of total direct compensation for senior executives.

We provide the CEO with a driver for his increased business transit, including his commute to several of our different offices, and provide fuel and maintenance for the vehicle the CEO purchased in exchange for the availability of the vehicle for other business purposes when not needed by the CEO.

How Our Compensation Decisions Fit our Overall Objectives

Use of Outside Advisors

In an effort to confirm whether our compensation decisions fit our overall objectives, we have sought advice from outside consultants and advisors related to the compensation practices of our industry in general, the formation of our peer group and our analysis of that peer group’s compensation practices. To that end, in 2006 the Compensation Committee retained Mercer Human Resource Consulting. Mercer provided data and analysis regarding the peer companies, and made recommendations as to the amount and structure of executive compensation under our program. Mercer assisted us in reevaluating the peer group, and provided us with a study in 2004 and again in August 2006 regarding the competitiveness of our total direct compensation of the CEO based on the revised peer group and that of the CFO based on the prior peer group. In 2005 and 2006, Mercer also provided information and analysis which we used in determining the compensation of the Chairman of the Executive

Committee of Jefferies. The Compensation Committee did not use Mercer in 2007 since 2007 and 2008 total compensation opportunities were established in August 2006.

Role of Individual Performance

Rather than focus executive compensation on performance of the business units within an executive officer’s specific area of expertise, the Compensation Committee views overall firm performance as the best indicator of individual performance of our named executive officers and has therefore tied their individual compensation to firm wide performance as a whole. The Compensation Committee believes this focus creates a greater enhancement to firm-wide profitability and teamwork, a key goal of our compensation policies, rather than a more segmented approach which rewards individual productivity.

The Committee retains the ability to exercise negative discretion in bonus amounts. Since no incentive bonuses were paid for 2007, no negative discretion was exercised with respect to 2007 compensation. The circumstances in which it exercises this discretion are highly subjective and not formulaic. The Committee has exercised this negative discretion in the past, but has not established specific criteria or any further qualitative or quantitative analysis for when it will do so in the future.

The Committee considers individual performance and initiative when determining the amount of long-term equity compensation it will award each year. The Committee’s impressions of each named executive’s past performance are a factor taken into account when considering the desirability of the employee’s long-term retention and therefore the amount of shares awarded in long-term equity grants. As a result, exceptional individual initiative or performance may generate larger long-term equity grants, but typically will not affect base salary. Individual initiative will affect the amount of bonus paid only to the extent such individual performance resulted in achieving firm wide performance required in our targets for a particular year, although it may impact future compensation opportunities.

Culture of Long-Term Stock Ownership

Except for donations to charitable foundations and trusts, our CEO has never sold any of the equity interests granted to him as part of his compensation. Other than shares surrendered by the Chairman of the Executive Committee in connection with option exercises and payment of related taxes, the Chairman of the Executive Committee also has never sold any of the equity interests granted to him as part of his compensation. We believe their retention of shares preserves their incentive to act in the Company’s long-term interests even after the applicable vesting periods have expired. To date, our CEO has generally elected to defer equity awards under our deferral programs, including restricted stock, restricted stock units, and stock units representing the gain from exercises of stock options. These arrangements provide to him the advantages of tax deferral, but provide no enhancement by the Company of the net value of his restricted stock, restricted stock units or options. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement. Our insider trading policy precludes short sales, purchases or sales of options and other derivatives, and other transactions that offset or hedge the risk of ownership of our stock.

We have established our DCP and permit the deferral of restricted stock units, option gains and other awards under the 2003 Plan as a method for providing our employees advantages of tax deferral and also encouraging long-term retention of equity positions. We plan to extend these programs through the Amended and Restated 2003 Incentive Compensation Plan which will be voted upon at the Annual Meeting. We believe these policies serve to align the interests of executives with shareholder interests in return on equity and appreciation over time. In this type of deferral arrangement, the Company’s tax deduction is delayed until the year in which the executive recognizes income, and is generally based on the value of shares delivered at the time of settlement of the deferral arrangement.

We do not consider gains or losses from equity awards in setting other elements of compensation but the Compensation Committee may consider the effect of the vesting of prior compensation on employee retention.

Compatible Investment Opportunities

In addition, we have established investment entities and permitted executive officers and others to acquire interests in these entities, and have permitted deferred bonus amounts to be deemed invested in those entities. Some of these investment entities are funds we manage, some hold equity and derivative securities in companies for which we have provided investment banking and other services, and others that share in the profitability of Jefferies’ High Yield Division, which now operates as Jefferies High Yield Trading, LLC. See “Transactions with Related Persons.” We believe that an executive’s participation in these investments helps to further align the executive’s interests with our long term success and profitability. Our offering these kinds of opportunities also helps us compete for executive talent in the financial services industry, in which our competitors, particularly non-public companies, offer wealth-building investment opportunities as a way to attract and retain executives and producers.

Disparities In Execuive Compensation

We view the disparities in compensation between our named executive officers as a result of the relative “market” for each individual employee, our anticipated replacement cost for the employee, and the applicable competitive environment. With respect to our Chief Executive Officer and Chairman of the Executive Committee, a significant factor in our Compensation Committee’s determination of the amount of equity-based awards granted is the fact that such producer-executives have forgone other internal and external opportunities for increasing their personal earnings that would have arisen if they had focused solely on their production capabilities, but have instead agreed to serve in management roles in addition to producing responsibilities. We recognize the significant compensation these individuals have earned in the past when focusing on their specific business units and understand that our competitors will also consider these production opportunities. As a result, we continue to consider the compensation potential of these two individuals in particular when setting targets and long-term equity compensation that is intended to encourage long-term retention, including the continuing opportunity for the Chairman of the Executive Committee to earn compensation directly from his ownership interest in Jefferies Capital Partners. See “Transactions with Related Persons — Private Equity Funds.” This is the primary reason for the disparity between the compensation of the CEO and Chairman of the Executive Committee and the other named executive officers.

With respect to Mr. Feller, we note that he does not have direct production responsibilities, and in view of his historically negotiated bonus structure, we did not tie his entire bonus to the Company’s financial performance. Mr. Schenk’s arrangement was similar prior to his retirement. With respect to Mr. Broadbent and Mr. Hendrickson, their compensation was negotiated at the time of their hiring and is also not based entirely on the Company’s financial performance. Compensation for these executives is impacted by competitive considerations, including the Company’s understanding of the cost of replacing these executives with similarly experienced and skilled individuals; in other words, the compensation is impacted by the “market” for such individuals.

Supplemental Tabular Summary

As a result of these policies, practices and plans, our Compensation Committee formulates specific compensation for our executives. The chart below reflects how our Compensation Committee views the compensation it is providing to our named executive officers and focuses on the elements of 2007 compensation that the committee viewed as important. The chart below is not required by SEC rules and the table and disclosure are not a substitute for the complete information required by the SEC’s rules in the tables that follow. The primary substantive difference between this table and the Summary Compensation Table that follows is the years to which equity compensation grants are attributed, particularly the treatment of long-term equity awards in respect of 2007, as described in footnote 1 below. This table attributes long term equity grants to the year to which the Committee intended those grants to relate rather than reporting those grants according to FAS 123R, as is required in subsequent tables.

			Guaranteed			Long Term
			Cash	Performance Based Bonus		Equity		Total
Name and Principal Position	Year	Salary	Bonus	Paid in Cash	Paid in Stock	Awards		($)

Richard B. Handler	2007	$1,000,000	—	—	0	$12,999,999	(1)	$13,999,999
Chairman & Chief Executive Officer	2006	$1,000,000	—	$3,954,000	$3,954,000	$8,000,000	(2)	$16,908,000
Brian P. Friedman	2007	$500,000	—	—	0	$6,500,000	(1)	$7,000,000
Chairman of the Executive Committee	2006	$500,000	—	—	$3,954,000	$3,000,000	(3)	$7,454,000
Peregrine C. Broadbent	2007	$121,795	$1,300,000	—	—	$6,349,981	(4)	$7,771,776
Executive Vice Pres. & Chief Financial Officer
Lloyd H. Feller	2007	$500,000	$400,000	—	—	$200,000	(5)	$1,100,000
Executive V.P., General Counsel & Secretary	2006	$500,000	$400,000	$422,000	—	$200,000	(2)	$1,522,000
Charles J. Hendrickson	2007	$250,000	$400,000	—	—	$99,997	(6)	$749,997
Treasurer
Joseph A. Schenk	2007	$275,000	$725,000	—	—	—		$1,000,000
Former Executive V.P. & CFO	2006	$275,000	$725,000	$909,000	—	—		$1,909,000
Maxine Syrjamaki	2007	$145,833	$22,458	—	—	—		$168,291	(7)
Former Controller	2006	$161,500	—	$264,432	$200,000	—		$625,932

(1)	Mr. Handler and Mr. Friedman each received long term equity grants in 2006, which were intended by the Committee to relate to 2007 compensation. In December 2007, Mr. Handler and Mr. Friedman requested that the Compensation Committee reduce their future compensation by the number of shares they were granted in 2006 in respect of 2007 to effectively negate those grants and thereby limit their 2007 compensation to $1 million and $500,000, respectively. Because a significant amount of the equity related expense had already been recognized and could not be reversed under applicable rules without incurring additional expense, it was preferable for the Company to reduce anticipated future grants by these amounts. Aside from the timing, this should effectively reduce the Company’s overall compensation expense in the manner requested by Mr. Handler and Mr. Friedman.

(2)	Shares were granted in 2004 as part of 2006 long term equity compensation and vested 20% per year for five years.

(3)	Shares were granted in 2005 as part of 2006 long term equity compensation and vested 20% per year for five years.

(4)	Shares were awarded as a sign-on bonus in connection with Mr. Broadbent’s employment agreement to replace stock he had been granted by his prior employer.

(5)	Shares were granted in February 2006 as long term equity compensation and will vest 20% per year for five years.

(6)	Shares were granted in January 2008 as long term equity compensation and will vest 20% per year for five years.

(7)	Does not include payments made to Ms. Syrjamaki in connection with her retirement for accumulated vacation pay, payments under our severance policies described below, or consulting fees paid after her retirement. See the “Summary Compensation Table” immediately below.

Summary Compensation Table

Shown below is information concerning the compensation we paid to, or amortized in respect of, those persons who were, during 2007, our (a) Principal Executive Officer, (b) Principal Financial Officer, (c) the other three most highly compensated executive officers as specified by SEC rules, and (d) two additional individuals who were Executive Officers during 2007 and for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer on December 31, 2007. The compensation described relates to services provided for us by the individuals for the fiscal year ended December 31, 2007.

Amounts under “Stock Awards” below reflect the dollar amount recognized for financial statement reporting purposes with respect to each named executive officer for 2007 in accordance with FAS 123R, including expense from stock awards granted in earlier years, but which remained unvested in all or part of 2007. The compensation amounts were not discounted for estimated forfeitures related to service-based vesting conditions. For a discussion of the assumptions made in the valuation of shares reported in the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns above, see the “Stock Based Compensation” heading in footnote 23 to the Notes to our Consolidated Financial Statements as reported in our Annual Statement on Form 10-K.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
						Stock	Incentive Plan	Deferred
						Awards	Compensation	Compensation		All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		($)	($)(1)	Earnings ($)		Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)	(g)	(h)		(i)		(j)

Richard B. Handler	2007	1,002,319	(2)	—		21,850,638	—	—		137,996	(4)	22,990,953
Chairman & Chief	2006	1,000,000		—		10,870,672	7,908,122	8,000		114,997		19,901,791
Executive Officer
Brian P. Friedman	2007	500,000		—		12,322,292	—	—		8,005		12,830,297
Chairman of the	2006	500,000		—		5,281,808	3,954,024	—		3,997		9,739,829
Executive Committee
Peregrine C. Broadbent	2007	121,795		1,300,000		128,461	—	—		—		1,550,256
Executive V.P. & Chief Financial Officer
Lloyd H. Feller	2007	500,000		400,000	(5)	384,786	—	—		18,005	(6)	1,302,791
Executive V.P., General	2006	500,000		400,000		288,694	421,731	—		13,996		1,624,421
Counsel & Secretary
Charles J. Hendrickson	2007	250,000		400,000		103,199	—	—		9,505		762,704
Treasurer
Joseph A. Schenk	2007	275,000		725,000		355,940	—	660	(3)	8,005		1,364,605
Former Executive V.P.	2006	275,000		725,000		769,427	909,010	6,000		3,997		2,688,434
& CFO
Maxine Syrjamaki	2007	276,041	(7)	22,458		263,706	—	25,917	(3)	714,942	(8)	1,303,064
Former Controller	2006	161,500		464,432		31,472	—	30,000		3,997		691,401

(1)	The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred under our deferred compensation plans, as identified in the footnotes for each executive officer.

(2)	Mr. Handler elected to defer his entire 2007 salary of $1,000,000 through our Deferred Compensation Program (the “DCP”), however due to the timing of payments, the number in the table above includes $30,667 which was earned in 2006 but not paid or deferred until 2007, and which was previously reported as a 2006 deferral. The table includes $971,652 in deferrals earned and deferred in 2007, and the balance of his salary will be reflected as deferrals for 2008.

(3)	Representing the increase in pension value under the terms of our Pension Plan as more fully described in the Pension Benefits Table.

(4)	Includes $129,991 related to a driver we provide to Mr. Handler to facilitate his transportation to and from meetings, between our offices and for his personal use.

(5)	Includes $100,000 which was deferred through our DCP as described in the Nonqualified Deferred Compensation — 2007 table below.

(6)	Includes $10,000 as the value of discounts on shares purchased through our DCP.

(7)	Includes $145,833 in regular salary and $130,208 in payments for consulting services after retirement.

(8)	Consists of $170,192 in accumulated vacation time, $537,000 in severance payments under our severance policy and $7,750 in matching contribution under our PSP.

Grants of Plan Based Awards — 2007

					All Other	Grant Date
					Stock Awards:	Fair Value
		Estimated Possible Payouts Under			Number of	of Stock and
	Grant	Non-Equity Incentive Plan Awards			Shares of	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Awards ($)
(a)	(b)	(c)	(d)	(e)	(i)	(l)

Peregrine C. Broadbent	10/11/2007	—	1,300,000	—	—	—
Peregrine C Broadbent	11/19/2007	—	—	—	266,135	6,350,000
Lloyd H. Feller	2/9/2007	400,000	800,000	1,300,000	—	—
Joseph A. Schenk	2/9/2007	725,000	2,225,000	3,058,333	—	—
Maxine Syrjamaki	2/9/2007	—	38,500	—	—	—

(1)	Shares were granted at the closing price of our common stock on the grant date.

The following provides background information to give a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above.

Equity and Non-Equity Incentive Plan Grants

The grants reflected in the Grants of Plan Based Awards — 2007 table as “Non-Equity Incentive Plan Awards” dated August 25, 2006, as reported in our Current Report on Form 8-K dated August 25, 2006, and the grants dated May 6, 2007, as reported in an exhibit to our Quarterly Report on Form 10-K dated May 9, 2007, were viewed by the Compensation Committee as a component of 2007 compensation for the named executive officers who received them. The Committee viewed the grant of RSUs on February 1, 2006 to Mr. Feller as a long term equity incentive component of his 2006 through 2010 compensation. For all of these executives, the grants formed one component of their overall compensation packages which included salary, annual bonuses based on achievement of certain performance criteria, and grants of restricted stock as long-term equity incentives which were intended to both align the interests of the executive with those of shareholders and to promote retention and long-term service to the Company.

Richard Handler 2007 Compensation

For Mr. Handler, the 2007 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$1,000,000	$0 to $11 million	$13 million

Mr. Handler did not receive a bonus with respect to 2007. The long-term equity incentive was granted in August of 2006 as part of Mr. Handler’s 2007 and 2008 compensation, of 540,091 restricted stock units (on a split-adjusted basis), valued at $13 million at that time. Mr. Handler has requested that the Compensation Committee reduce his future compensation by the number of shares he was granted in 2006 in respect of 2007. The grant was subject to 2007 performance criteria. The grant vested 20% on January 22, 2008 when the Compensation Committee certified that the 2007 performance criteria has been met and 20% on each second through fifth anniversary of the date of grant.

Brian Friedman 2007 Compensation

For Mr. Friedman, the 2006 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$500,000	$0 to $5.5 million	$6.5 million

Mr. Friedman did not receive a bonus with respect to 2007. The long-term equity incentive was granted in August of 2006 as part of Mr. Friedman’s 2007 and 2008 compensation, of 270,045.5 restricted stock units (on a split-adjusted basis), valued at $6.5 million at that time. In December 2007, Mr. Friedman requested that the Compensation Committee reduce his future compensation by the number of shares he was granted in 2006 in respect of 2007. The grant was subject to 2007 performance criteria. The grant vested 20% on January 22, 2008 when the Compensation Committee certified that the 2007 performance criteria had been met, and will vest 20% on each second through fifth anniversary of the date of grant.

Peregrine C. Broadbent 2007 Compensation

Mr. Broadbent joined us as our Chief Executive Officer on October 11, 2007, and his compensation arrangement will be governed by his employment agreement with us through December 31, 2008. His employment agreement provides compensation for 2007 as follows:

Base Salary	Bonus Range	Sign-On Bonus

$1,000,000	$1,300,000	$6.35 million

The Sign-On bonus for Mr. Broadbent consisted of 266,135 restricted stock units, valued at $6.35 million at that time. The grant was intended to replace stock he had been granted by his prior employer. The grant vests 20% on November 19 each year from 2008 through 2012.

Lloyd Feller 2007 Compensation

For Mr. Feller, the 2007 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$500,000	$400,000 to $1,300,000	$0

Mr. Feller did not receive a discretionary bonus with respect to 2007 and received only his guaranteed minimum bonus of $400,000. Mr. Feller did not receive a long-term equity incentive grant during 2007. Mr. Feller received a long term equity incentive in February of 2006 which was subject to a performance requirement that was satisfied as a result of 2006 performance, and vests 20% on February 1 of each of 2007, 2008, 2009 and 2010, with the balance vesting on December 15, 2010. The Compensation Committee views the February 2006 grant as constituting long-term equity compensation to Mr. Feller for each year in the period 2006 through 2010.

Charles J. Hendrickson 2007 Compensation

The framework for Mr. Hendrickson’s 2007 compensation was established by his employment agreement dated April 19, 2006, prior to when he became an executive officer. In February 2007, we increased his base salary by $50,000 in view of his past performance and to account for his anticipated assumption of executive officer responsibilities when Ms. Syrjamaki finalized her announced retirement. For 2007, Mr. Hendrickson’s compensation arrangement was as follows:

Base Salary	Bonus Range	Long-Term Equity Incentive

$250,000	$400,000	$0

Mr. Hendrickson did not receive a long-term equity incentive grant in 2007. A long-term equity incentive of 23,346 restricted stock units, valued at $599,992 at that time, was granted in July of 2006 in accordance with his employment agreement. The restricted stock units vest 20% on January 17 of each of 2007, 2008, 2009 and 2010, with the balance vesting on December 15, 2010. The Compensation Committee views this grant as constituting long-term equity compensation to Mr. Hendrickson for each year in the period 2006 through 2010.

Joseph Schenk 2007 Compensation

For Mr. Schenk, the 2007 Executive Compensation Direct Pay Program included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$275,000	$725,000 to $3,058,333	$0

Mr. Schenk did not receive a discretionary bonus with respect to 2007 and received only his guaranteed minimum bonus of $725,000.

Maxine Syrjamaki 2007 Compensation

For Ms. Syrjamaki, her 2007 compensation was determined based on her individual performance and initiative and was not derived from the Executive Compensation Direct Pay Program. Her 2006 compensation included:

Base Salary	Bonus Range	Long-Term Equity Incentive

$161,500	$464,432	$0

On February 22, 2007, the Compensation Committee modified the terms of Ms. Syrjamaki’s January 17, 2007 RSU grant to permit her to be retirement eligible if she retired within 12 months of the date of grant.

No Ongoing Employment Agreements

We generally do not enter into employment agreements with our named executive officers after the initial employment agreement negotiated when they are hired. Other than the guaranteed bonus amounts for Messrs. Schenk and Feller of $725,000 and $400,000, respectively, as disclosed in the Summary Compensation Table above, the amounts of annual bonus were determined with reference to our performance as described below. Mr. Broadbent’s compensation will be in accordance with his employment agreement through December 31, 2008. Mr. Hendrickson’s compensation was governed by his employment agreement during all of 2007. His agreement expired on December 31, 2007 and his employment is no longer governed by an employment agreement.

Performance Criteria and Targets

The 2007 annual bonuses for Messrs. Handler, Friedman, Schenk and Feller were dependent on our earnings per share, return on equity and pre-tax profit margin. These financial measures were calculated using consolidated after-tax earnings from our continuing operations. All financial results were adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, divestitures), if any, occurring during 2007. No adjustments were made in 2007. These formulas were approved for the executives by the Compensation Committee and provide for no annual bonus if minimum threshold levels of performance are not achieved and maximum bonus if our performance equals or exceeds the top performance threshold level.

The Committee established six tiered performance measures for each of the three performance criteria as follows:

Threshold	25% below Target
Below Target	10% below Target
Target	Target
Above Target	15% above Target
Superior	25% above Target
Superior+	30% above Target

The Committee then assigned a weight to each of the performance criteria (earnings per share, return on equity and pre-tax profit margin), and used that weighting, together with the threshold category achieved to determine what portion of the executive’s target bonus the individual would be entitled to receive, as follows:

Earnings per Share	55%
Return on Equity	40%
Pre-tax Profit Margin	5%

The Committee interpolates the amount of bonus between the set thresholds of performance when our performance fell between the set thresholds, and reserved the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards, but did not have discretion to increase the bonus awards.

For 2007, our performance fell into the “Below Threshold” category for all three performance criteria, resulting in no bonus payout for Mr. Handler and Mr. Friedman, and only the minimum guaranteed bonus payout for Mr. Feller and Mr. Schenk. Ms. Syrjamaki’s bonus was not based on the performance criteria but on her individual performance relating to services performed prior to her retirement. Mr. Broadbent and Mr. Hendrickson received the bonuses called for under their employment agreements as described above.

Long Term Equity Grants

The grants reflected in the Grants of Plan Based Awards — 2006 table dated August 25, 2006 relate to portions of the 2007 and 2008 executive compensation for Mr. Handler and Mr. Friedman. As reported in our Current Report on Form 8-K dated August 25, 2006, the date the Compensation Committee approved the grants, the Committee viewed those grants as a component of the overall compensation packages for the executive officers for 2007 and 2008, which includes salary, annual bonuses based on achievement of certain performance criteria, and grants of restricted stock or RSUs as long-term equity incentives which are intended to both align the interests of the executive officers with those of shareholders and to promote retention and long-term service to the Company.

For Mr. Handler, the Compensation Committee established a long-term equity incentive for each of 2007 and 2008 of 540,091 restricted stock units, valued at $13 million per year. Mr. Handler has requested that the Compensation Committee reduce his future long-term compensation by the number of shares he was granted in 2006 with respect to 2007. These grants contain restrictions on vesting and requirements in addition to our generally applicable Retirement Eligibility criteria described below. For Mr. Handler to be Retirement Eligibile, he must also satisfy requirements that (a) we have met performance criteria for fiscal year 2007, and (b) retirement does not occur until after December 31, 2008. If all other “Retirement Eligibility” conditions are met except that Mr. Handler retires before December 31, 2008, one-half of the RSUs will be forfeited. The first 20% of the RSUs vested on January 22, 2008 when the Compensation Committee certified that the 2007 performance criteria had been met for the fiscal year ending December 31, 2007, and 20% will vest on each second through fifth anniversary of the date of grant.

For Mr. Friedman, the Compensation Committee established a long-term equity incentive for each of 2007 and 2008 of 270,045.5 restricted stock units, valued at $6.5 million per year. Mr. Friedman has requested that the Compensation Committee reduce his future long-term compensation by the number of shares he was granted in 2006 with respect to 2007. The aggregate 540,091 restricted stock units were granted on August 25, 2006 and have performance criteria and vesting terms the same as the grant to Mr. Handler made on that date.

Our current policy applicable to all continuing employees is that, unless otherwise required by an employment agreement, RSUs will continue to vest normally if the Company terminates the executive’s employment without cause or if the executive is “Retirement Eligible” when the termination occurs and the employee does not compete with the Company. “Retirement Eligibility” is defined differently depending on the employee’s level and restrictions on eligibility become greater for higher level employees. For executive vice presidents and certain other employees, our current policy provides that an employee is Retirement Eligible when (a) the executive’s age plus years of service equals at least 62, (b) the executive has been employed by the Company for a minimum of seven and a half years, and (c) for 2007 grants, retirement is more than twelve months after the grant date and for 2008 grants, retirement is more than three years after the grant date.

Other Terms of Restricted Stock and Restricted Stock Units

All of the incentive plans and arrangements described above that result in the issuance of restricted stock and restricted stock units have been adopted pursuant to our 2003 Incentive Compensation Plan (the “2003 Plan”) as approved by our shareholders. We pay dividends on restricted stock and credit dividend equivalents on restricted stock units. We have implemented a program under the 2003 Plan permitting employees and executive officers to defer equity awards, including restricted stock units. Deferrals of restricted stock units enable the employee to specify that shares will be delivered in settlement at a date later than the date the risk of forfeiture will lapse. This program encourages long-term ownership of a significant equity stake in the Company, which we believe is important to promoting a culture of entrepreneurship. Prior to settlement, the restricted stock units carry no voting or dividend rights, but dividend equivalents are accrued each time a cash dividend is paid on our common stock. Dividend equivalents are converted to additional restricted stock units at the end of the quarter in which the dividend equivalent is credited based on the price of a share of our common stock on the last trading day of the quarter. On the settlement date for the stock units (which are no longer “restricted” once the risk of forfeiture lapses), we deliver to the executive one share of common stock for each stock unit being settled, including the stock units resulting from the credited dividend equivalents. Executives are not permitted to switch stock units into some other form of investment prior to settlement.

Option Gain Deferrals

We have not granted options to our executive officers since January 2003 and although our 2003 Plan still permits us to grant options, at the present time, we do not view options as a desirable method of compensation. None of our named executive officers had any options outstanding as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End — 2007

	Stock Awards
						Equity
						Incentive Plan
				Equity		Awards:
				Incentive Plan		Market or
				Awards:		Payout
			Market	Number of		Value of
	Number of		Value of	Unearned		Unearned
	Shares or		Shares or	Shares,		Shares,
	Units of		Units of	Units or		Units or
	Stock That		Stock That	Other Rights		Other Rights
	Have Not		Have Not	That Have		That Have
Name	Vested (#)		Vested ($)	Not Vested (#)		Not Vested ($)
(a)	(g)		(h)	(i)		(j)

Richard B. Handler	1,089,246	(1)	$25,107,120	1,080,180	(2)	$24,898,149
Brian Friedman	580,322	(3)	$13,376,422	540,090	(4)	$12,449,075
Peregrine C. Broadbent	266,135	(5)	$6,134,412	—		—
Lloyd H. Feller	29,234	(6)	$673,844	—		—
Charles Hendrickson	24,608	(7)	$567,214	—		—
Joseph A. Schenk	17,282	(8)	$398,350	—		—
Maxine Syrjamaki	4,148	(9)	$95,611	—		—

(1)	Of these stock awards, 949,274 vested on January 1, 2008; 41,950 will vest on December 29 of each of 2008 through 2010; 3,530 vest on February 1 of each of 2008 through 2009, 3,532 will vest on February 1, 2010 and 3,532 will vest on December 15, 2010.

(2)	These RSUs vested 20% on January 22, 2008 when the Compensation Committee certified that the 2007 performance criteria has been met, and will vest 20% on each of August 25, 2008, 2009, 2010 and 2011, except that if the executive retires on or before December 31, 2008, he will forfeit half of the unvested restricted stock units, and if he retires in 2009 or later, he will forfeit none of the restricted stock units.

(3)	Of these stock awards, 6,000 vested on January 20, 2008 and 6,000 will vest on January 20, 2009; 60,000 vested on January 18, 2008, 60,000 will vest on January 18, 2009 and 60,000 will vest on December 16, 2009; 294,334 will vest on August 15, 2008; 20,976 will vest on December 29 of each of 2008 and 2009 and 20,972 shares will vest on December 29, 2010; 7,766 shares vested on February 1, 2008, 7,766 shares will vest on February 1 of each of 2009 and 2010, and the remaining 7,766 shares will vest on December 15, 2010.

(4)	These RSUs vested 20% on January 31, 2008 when the Compensation Committee certified that the 2007 performance criteria had been met, and will vest 20% on August 25 of each of 2008 through 2011.

(5)	Of these RSU awards, 53,227 will vest on November 19 of each of 2008 through 2012.

(6)	Of these RSU awards, 7,308 vested on February 1, 2008, 7,308 will vest on February 1 of each of 2009 and 2010, and 7,310 will vest on December 15, 2010.

(7)	Of these RSU awards, 4,669 will vest on July 17 of each of 2008 through 2010 and 4,670 will vest on July 17, 2011; 1,186 vested on February 15, 2008, 1,186 will vest on February 15 of each of 2009 through 2011, and 1,187 will vest on February 15, 2012.

(8)	Of these RSU awards, 5,762 shares will vest on December 29 of 2008 and 2009, and 5,758 shares will vest on December 29, 2010.

(9)	Of these stock awards, 496 vested on January 18, 2008, 496 will vest on January 18, 2009, 498 will vest on December 16, 2009; and 886 will vest on December 29 of each of 2008 through 2010.

Option Exercises and Stock Vested — 2007

	Option Awards			Stock Awards
	Number of			Number of
	Shares		Value	Shares		Value
	Acquired on		Realized on	Acquired on		Realized on
Name	Exercise (#)		Exercise ($)	Vesting (#)		Vesting ($)
(a)	(b)		(c)	(d)		(e)

Richard B. Handler	800,000	(1)	$14,504,000	169,700	(2)	$4,740,638
Brian Friedman	—		—	364,740	(3)	$9,612,544
Peregrine Broadbent	—		—	—		—
Lloyd H. Feller	100,000	(4)	$1,879,250	27,308	(5)	$729,544
Charles Hendrickson	—		—	4,669	(6)	$140,910
Joseph A. Schenk	82,954		$2,215,701	291,961	(7)	$7,996,594
Maxine Syrjamaki	1,546		$39,438	9,252	(8)	$248,020

(1)	Options were granted prior to Mr. Handler becoming CEO and Mr. Handler has not received any new option grants since 2002. Mr. Handler received a net number of shares from the exercise, resulting in the crediting of 485,408 stock units which he has deferred until the earlier of age 65 or termination. Mr. Handler purchased shares on the open market immediately prior to the option exercise in order to maintain his aggregate equity holdings.

(2)	Includes shares which were deferred until the earlier of Mr. Handler reaching age 65 or termination of employment and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(3)	Includes 60,000 RSUs the settlement of which has been deferred until the earlier of Mr. Friedman reaching age 52 or termination of employment; 60,000 RSUs the settlement of which has been deferred until April 30, 2010; 20,974 RSUs the settlement of which has been deferred until April 30, 2011; 80,000 RSUs the settlement of which has been deferred until the earlier of Mr. Friedman reaching age 52 or termination of employment; 6,000 RSUs which have been deferred until April 12, 2009; 130,000 RSUs which have been deferred until January 20, 2009; and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(4)	Options were exercised through a cashless exercise in which the number of shares payable to the executive was reduced to pay the exercise price and applicable taxes, resulting in the crediting of 35,641 RSUs to Mr. Feller which will distributed to Mr. Feller upon full vesting.

(5)	Includes 20,000 shares of stock and 7,308 RSUs the settlement of which Mr. Feller has deferred until April 30, 2011; and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying grants generating those dividends are deferred.

(6)	The settlement of these shares has been deferred until August 17, 2011.

(7)	All the reported shares were distributed on January 1, 2008 or before in connection with Mr. Schenk’s termination of employment.

(8)	Includes 496 RSUs the settlement of which has been deferred until April 30, 2010; 886 RSUs the settlement of which has been deferred until April 30, 2011; 5,342 RSUs which were settled upon Ms. Syrjamaki’s termination of employment and RSUs acquired as a result of dividend reinvestments which are deferred to the same extent as the underlying RSUs generating those dividends are deferred.

Pension Benefits — 2007

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)

Richard B. Handler	Jefferies Group, Inc. Employees’ Pension Plan	16	$118,207	$0
Joseph A. Schenk	Jefferies Group, Inc. Employees’ Pension Plan	12	$89,191	$0
Maxine Syrjamaki	Jefferies Group, Inc. Employees’ Pension Plan	23.5	$484,344	$0

To calculate the values in the table above, we needed to make certain assumptions about the employees, their retirement age, interest rates and discount rates, as follows:

•	Benefit commencement is at age 65, our Pension Plan’s normal retirement age

•	Benefit is paid as a lump sum

•	GATT actuarial basis as of December 31, 2007 was used to determine the lump sum amount at age 65, including an interest rate of 4.69%

•	The benefit is discounted to the employee’s age at December 31, 2007 using a discount rate of 6.25%.

•	No pre-retirement decrements (other than discount rate) have been assumed in determining the Present Value of Accumulated Benefits

We first adopted our pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the Pension Plan were frozen. All persons who were our employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by our pension plan. The plan is a defined benefit plan, and is funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 with fifteen years of service will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. If the employee was employed less than 15 years on the date of termination, the amount of benefit will be reduced proportionately. Benefits under the plan are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

The amount of covered compensation used to calculate the benefit earned in a given year includes salaries, bonuses and commissions, but is capped each year. Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with us for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 compensation up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Nonqualified Deferred Compensation — 2007

					Aggregate			Aggregate
	Executive		Registrant		Earnings			Balance
	Contributions		Contributions		in Last		Aggregate	At Last
Name	in Last FY ($)		in Last FY ($)		FY ($)		Withdrawals/	FYE ($)(1)
(a)	(b)		(c)		(d)		Distributions ($)	(f)

Richard B. Handler	$15,506,309	(2)	$4,740,638	(5)	$(6,178,621	)(3)	—	$215,737,338	(4)
Brian Friedman	—		$2,674,444	(5)	$(1,792,180	)(6)	$1,934,400	$11,876,201	(7)
Peregrine C. Broadbent	—		—		—		—	—
Lloyd H. Feller	$100,000	(8)	$228,144	(5)	$(134,739	)(9)	—	$1,038,013	(10)
Charles Hendrickson	—		$140,910	(5)	$(18,192	)(11)	—	$122,718	(12)
Joseph A. Schenk	$2,215,701	(13)	$568,918	(5)	$(2,925,080	)(14)	$1,989,644	$3,445,031	(15)
Maxine Syrjamaki	$39,438		—		$(154,190	)(16)	$136,274	$396,066	(17)

(1)	Amounts in the table do not reflect compensation granted in any single year but include reported compensation that has been deferred and market returns on investments that deferred amounts were deemed invested in which have accrued over time. Specifically, amounts in the table consist of (i) contributions resulting from compensation which has been disclosed in previous Jefferies proxy statements (to the extent the executive was a named executive officer in the year of deferral and the amount was otherwise required to be disclosed under SEC rules then in effect), plus (ii) earnings on deferred amounts, (iii) less distributions. For purposes of this table, earnings includes gains and losses in value of the investments into which deferred amounts are deemed invested, including the value of stock units resulting from deferrals of vested restricted stock shares, restricted stock units and resulting from option gain deferrals.

(2)	Consists of $1,002,318 in contributions to our DCP during 2007 which were reported as Salary in the Summary Compensation Table above and $14,503,991 as the value of option gain deferrals during 2007. The value of option deferrals is shown in the Options Exercised and Stock Vested Table — 2007 above.

(3)	Includes $1,769,725 in earnings from Mr. Handler’s self-directed deferred compensation account, $936,833 in decreased value of investments in our DCP and $7,011,514 reflecting the decrease in value of vested and deferred RSUs.

(4)	Includes $163,412,745 in vested and deferred RSUs awarded from 2000 through 2006; $10,963,602 in amounts deferred through our DCP and $41,360,991 in deferred amounts Mr. Handler earned from 1998 through 2000 as head of the High Yield Division which were deferred through his self-directed deferred compensation plan.

(5)	The value of RSUs which vested but by their terms will not be distributed until a later date.

(6)	Includes $1,629,261 in decreased value of vested and deferred RSUs and $162,919 reflecting the decrease in value of investments in our DCP.

(7)	Includes $1,688,516 in amounts deferred through our DCP and $10,187,685 reflecting the value of vested and deferred RSUs.

(8)	Includes $100,000 in contributions to our DCP during 2007 and $218,144 as the value of RSUs which vested and the receipt of which was deferred during 2007.

(9)	Includes $47,626 in decreased value of vested and deferred RSUs and $87,113 reflecting the decrease in value of investments in our DCP.

(10)	Includes $671,495 in amounts deferred through our DCP and $366,518 in vested and deferred RSUs.

(11)	Consists of the decreased value of vested and deferred RSUs.

(12)	Consists of the value of vested and deferred RSUs.

(13)	Consists of the value of option gain deferrals.

(14)	Includes $2,142,901 in decreased value of vested and deferred RSUs and $782,179 reflecting the decrease in value of investments in our DCP.

(15)	Includes $2,487,027 in amounts deferred through our DCP and $958,004 reflecting the value of vested and deferred RSUs.

(16)	Includes $35,947 in decreased value of vested and deferred RSUs and $118,243 reflecting the decrease in value of investments in our DCP.

(17)	Includes $348,491 in the value of investments in our DCP and $47,575 in decreased value of vested and deferred RSUs.

The amounts of deferred compensation in the table above reflect compensation that was paid to each named executive officer historically, and reported as compensation at the time to the extent required under SEC rules then in effect, but for which the actual receipt of the compensation has been deferred. A substantial portion of the value listed above was derived from the value of deferred stock or other investments after the compensation was credited to the employee and were not the amounts we actually paid the executive. When an executive’s deferred compensation is not denominated in cash, but is deemed invested in a particular fund or security, the executive’s deemed investment subjects their earnings to market risk that may produce gain or loss depending on the performance of the investments selected.

Deferred Compensation Plan

We provide an opportunity for executives to defer receipt of cash portions of annual bonus awards, and to have deferred amounts be deemed invested in specified investment vehicles during the period of deferral. The Company has implemented the Jefferies Group, Inc. Deferred Compensation Plan (the “DCP”), which permits executive officers and other eligible employees to defer cash compensation, some or all of which may be deemed invested in stock units. A portion of the deferrals may also be directed to notional investments in a money market fund or certain of the employee investment opportunities described under the caption “Transactions with Related Persons.” Stock units are credited to participants at a discount we establish each year, which was 10% in 2007. We believe this discount encourages employee participation in the DCP and accordingly, enhances long term retention of equity interests and alignment of executive interests with those of shareholders. The amounts of 2007 salary, bonus and non-equity incentive plan compensation deferred by named executive officers are reflected in the Summary Compensation Table without regard to deferral. The portion of the deferrals under the DCP representing the value of the discount on stock units is reflected in the Summary Compensation Table in the column captioned “All Other Compensation” and in the table above in the column captioned “Registrant Contributions in Last FY.”

The DCP provides eligible employees with the opportunity to defer receipt of cash compensation for five years, with an optional deferral of an additional five years. Participants chose whether their deferred compensation is allocated to a cash denominated investment subaccount, to an equity subaccount which permits amounts to be deemed to be invested in a combination of stock units or other specified equity investment vehicles. Credits of stock units to a participant’s subaccount occur at a predetermined discount of up to 15% of the volume weighted average market price per share of our common stock on the last day of the quarter. The predetermined discount amount for 2007 was 10%. The discounted portion of any amounts credited, or the additional stock units credited as a result of those discounts, is forfeitable upon termination of employment until the earliest of the time the participant has participated in the DCP for three consecutive years, the participant’s age plus the number of years of service equals 65, or the participant’s death or a change in control. All of the named executives have met this vesting requirement by having participated in the DCP for three consecutive years.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferral into Mr. Handler’s individual Deferred Compensation Plan was in 2000.

Potential Payments Upon Termination or Change in Control

No Single-Trigger Policies or Agreements

We do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control. However, there are a number of aspects of the relationship with the named executive officers that may result in payments if a change in control occurs and the employee is terminated without cause, but those payments result from the application of generally applicable policies or contractual terms and not from any payment or benefit levels which were determined by independent analysis. To understand when those payments are triggered, we have described below the types of agreements, relationships or investments that may require payments to the named executive officers upon termination of employment. Following these descriptions, we also provide a summary of the amounts that would have been payable to each named executive officer if the person’s employment had been terminated on December 31, 2007 under various circumstances. We anticipate that all of the payments described in this section will be subject to applicable taxes and withholding requirements and no payments will be made to employees until applicable tax requirements have been met. As a result, the actual amount paid to the employees will be substantially less than the amounts set forth below. We also anticipate that we will receive the positive benefits of a corresponding tax deduction which is also not accounted for in the analysis or tables below.

Description of Agreements, Relationships and Investments

Restricted Stock Agreements

Under the terms of the restricted stock agreements entered into by Mr. Handler and Ms. Syrjamaki related to their 2006 compensation but paid in early 2007, the restrictions on their restricted stock will lapse and the restricted stock will immediately vest if employment is terminated by the Company without “cause” following a change in control. Since Ms. Syrjamaki’s employment was already terminated prior to December 31, 2007 as a result of her retirement, no additional payments would have been made to Ms. Syrjamaki if a change of control had occurred on December 31, 2007.

Restricted Stock Unit Vesting

For Mr. Handler, the Compensation Committee established a long-term equity incentive for each of 2007 and 2008 of 540,091 restricted stock units, valued at $13 million per year. Mr. Handler has requested that the Compensation Committee reduce his future long-term compensation by the number of shares he was granted in 2006 with respect to 2007. These grants contain restrictions on vesting and requirements in addition to our generally applicable Retirement Eligibility criteria described below. For Mr. Handler to be Retirement Eligibile, he must also satisfy requirements that (a) we have met performance criteria for fiscal year 2007, and (b) retirement does not occur until after December 31, 2008. If all other “Retirement Eligibility” conditions are met except that Mr. Handler retires before December 31, 2008, one-half of the RSUs will be forfeited. The first 20% of the RSUs vested on January 22, 2008 when the Compensation Committee certified that the 2007 performance criteria had been met for the fiscal year ending December 31, 2007, and 20% will vest on each second through fifth anniversary of the date of grant.

For Mr. Friedman, the Compensation Committee established a long-term equity incentive for each of 2007 and 2008 of 270,045.5 restricted stock units, valued at $6.5 million per year. Mr. Friedman has requested that the Compensation Committee reduce his future long-term compensation by the number of shares he was granted in

2006 with respect to 2007. The aggregate 540,091 restricted stock units were granted on August 25, 2006 and have performance criteria and vesting terms the same as the grant to Mr. Handler made on that date.

Except when otherwise decided by the compensation committee, our policy applicable to all continuing employees is that, unless otherwise required by an employment agreement, RSUs will continue to vest normally if the Company terminates the employee’s employment without cause or if the employee is “Retirement Eligible” when the termination occurs, provided, in certain cases, that the employee does not compete with the Company. “Retirement Eligibility” is defined differently depending on the employee’s level and restrictions on eligibility become greater for higher level employees. For executive vice presidents and above our current policy provides that an employee is Retirement Eligible when (a) the executive’s age plus years of service equals at least 62, (b) the executive has been employed by the Company for a minimum of seven and a half years, and (c) for 2007 grants, retirement is more than twelve months after the grant date and for 2008 grants, retirement is more than thirty six months after the grant date. The Compensation Committee retains the discretion to waive these provisions or to modify the definition of Retirement Eligibility if it deems it necessary under particular circumstances.

Deferred Compensation Plan

Amounts that executive officers have deferred through our Deferred Compensation Plan (the “DCP”) would continue to be deferred through the expiration of the applicable deferral period and at the conclusion of that period, would result in a payment to the former executive of the deferred amounts. In some cases when deferred amounts have been deemed invested in specific investment vehicles, we may choose to make the required payments through in-kind distributions of securities reflecting those investments. Settlement of certain of those distributions could be delayed for up to six months if subject to Code Section 409A.

The DCP provides that until an employee has been a participant in the DCP for three consecutive years, any discounts on shares purchased are initially unvested and would be forfeitable upon termination. All of the named executive officers who have deferred compensation through the DCP meet the minimum participation requirement and therefore the discounts on shares purchased are immediately vested.

Early withdrawals are generally not permitted except in the event of an unexpected hardship. If an employee requests an unscheduled withdrawal, 10% of the amount withdrawn will be forfeited. If we experience a change in control, deferred amounts will not be automatically distributed and changes in the plan will be prohibited for a period of 24 months. Unscheduled withdrawals made within two years of a change in control receive a reduced forfeiture percentage of 5% of the amount withdrawn.

If an employee dies before payment of deferred amounts has begun, all unvested restricted stock shares or options will immediately vest and the balance of any deferred amounts will be paid to the designated beneficiary in January following the year of death. If payment of deferred amounts has already begun, the beneficiary will continue to receive payments in the same manner the employee had elected before his or her death.

Richard Handler Deferred Compensation Plan

We established an individual Deferred Compensation Plan for Mr. Handler while he was Head of the High Yield Division, before implementing our generally applicable Deferred Compensation Plan and prior to his becoming an executive officer. Amounts deferred under this individual plan reflect compensation paid to him as a department head for the High Yield Division and were based on the productivity of that division. The last deferrals into Mr. Handler’s individual Deferred Compensation Plan was in 2000. With respect to amounts deferred through this plan, we may determine to terminate a portion of his deferred compensation arrangement in the event of a change in control and make a full distribution of the deferred amounts, to the extent permitted under Code Section 409A. The decision to terminate the deferral arrangement must be made by our Board of Directors prior to consummation of the transaction that constitutes a change in control. If a change in control had occurred on December 31, 2007 and the board had elected to make a full distribution, Mr. Handler would have received a payment of $41,360,991 in settlement of his individual Deferred Compensation Plan. This amount would be in addition to any unscheduled payout he is entitled to receive under our DCP as discussed above. Absent a change in control, Mr. Handler’s deferrals under this Plan generally will be settled upon his termination of employment, although settlement may be delayed for up to six months if subject to Code Section 409A.

High Yield Trading Desk Investments

In connection with the reorganization of our high yield funds, Jefferies Employees Special Opportunity Partners, LLC (“JESOP”) was formed to permit employees to invest in the continuing operations of our high yield trading desk. The transaction in which the funds were reorganized is described in detail under the heading “Transactions with Related Persons” below. After conclusion of the reorganization, only Ms. Syrjamaki held a direct interest in JESOP, with a value as of December 31, 2007 of $25,000.

Investors in JESOP, including Ms. Syrjamaki, would have the right to redeem their investment should Mr. Handler cease actively managing the high yield trading desk. If an executive officer other than Mr. Handler is terminated, we anticipate that we would repurchase that person’s interest in JESOP at his or her current capital account balance. If Ms. Syrjamaki had been terminated on December 31, 2007 and we offered to repurchase her interest at her current capital balance, we would have paid her cash in the amount set forth above.

Mr. Handler’s investments in JESOP are in the form of deferred compensation arrangements which follow the performance of JESOP. As a result, a liquidation of the fund would not result in a cash payout to Mr. Handler unless the circumstances also resulted in a payout of his deferred compensation as described above.

Severance Policy

We have adopted a firm-wide severance policy that applies to employees, including our named executive officers, if they are laid off. It is not paid to employees who resign voluntarily or are terminated for cause. The amount of severance pay for which an employee is eligible depends on the employee’s job classification. Management employees are eligible for four weeks of severance for each year of service, up to a maximum of six months pay. If each of the named executive officers had been terminated on December 31, 2007, in addition to vacation pay for any unused portion of earned vacation time, they would have received the following amounts in severance pay:

Severance Policy Payments

Richard B. Handler	$500,000
Brian Friedman	$250,000
Peregrine C. Broadbent	N/A
Lloyd H. Feller	$211,806
Charles Hendrickson	N/A

The amounts the named executive officers would be paid under our severance policy are calculated in exactly the same way severance would be calculated for any of our other employees. Our Severance Policy was not applicable to Ms. Syrjamaki or Mr. Schenk who each retired on or before December 31, 2007. Our general severance policy was not applicable to Mr. Broadbent or Mr. Hendrickson due to their employment agreement.

Garden Leave Policy

In late 2006, we instituted a firm-wide policy that requires employees with titles of Vice President or above, including our named executive officers, to provide notice of their intention to terminate employment. During this notice period, departing employees are entitled to receive their salary (but not any bonus), their fiduciary duties and other obligations as an employee will continue and they will be expected to cooperate in the transition of their responsibilities. This notice period is sometimes referred to as garden leave after a policy that has been long followed in the United Kingdom. Under our policy, the length of the notice period varies with the employee’s status. For each of the named executive officers, the notice period is one hundred eighty (180) days. We will give a similar notice for terminations that are not for cause. The sum of those payments for each named executive officer, if that person had been terminated not for cause on December 31, 2007 and the policy had been in effect at the time, would have been as follows:

Garden Leave Policy Payments

Richard B. Handler	$500,000
Brian Friedman	$250,000
Peregrine C. Broadbent	$500,000
Lloyd H. Feller	$250,000
Charles Hendrickson	$50,000

The amounts the named executive officers would be paid under our garden leave policy are calculated in exactly the same way garden leave payments would be calculated for any of our other employees with the same status. Our Garden Leave Policy was not applicable to Ms. Syrjamaki or Mr. Schenk who each retired on or before December 31, 2007.

Insurance Benefits

We provide benefits to all our employees, including our named executive officers, that may result in payments to employees or their estates after their death, retirement or termination of employment. These benefits include our medical and dental plans, long term disability plan, life insurance and business travel insurance.

Our medical and dental plans provide that following the death or termination of an employee, the employee or his or her dependents may continue coverage in our medical and dental plans on a month to month basis for 18 to 36 months. To remain in the plans during this period, the person would be required to pay the same premium we had previously been paying for the coverage, plus a 2% charge for administrative expenses. Following retirement, a former employee may continue in the Jefferies medical plan at a retiree premium rate.

If an executive becomes permanently disabled, the individual will be entitled to participate in our Long-Term Disability insurance program. This program entitles a disabled employee to receive 60% of his or her aggregate earnings up to a maximum of $10,000 per month until reaching age 65 and in some cases, for a short period thereafter. Employees are entitled to continue this coverage after termination by completing appropriate documentation and paying premiums directly to the carrier.

We provide life insurance to our employees which would result in a payment to an employee’s designee upon death. Our basic insurance policy would cover each employee for the amount of his or her annual compensation up to $200,000 through age 65, and then 65% of the covered amount thereafter. Employees are also eligible to purchase additional coverage at our group rates. Retirees have a life insurance benefit of $10,000, and an employee diagnosed with a terminal illness is entitled to a 50% benefit at the point the illness is diagnosed. Employees who are terminated may elect to continue coverage after employment for both the basic coverage and any additional coverage they have purchased at their own expense.

We also provide business travel accident insurance to all our employees. The benefit would result in a payment of $250,000 in the event of an employee’s death as the result of an accident while traveling on our business.

Summary of Payments on Termination After a Change in Control

As described above, certain of our policies or agreements would result in payments to a named executive officer or enhancement of rights if the person is terminated without cause following a change in control, but we do not have any single-trigger policies or agreements that would entitle an executive to a payment or enhanced rights solely as a result of a change in control. The table below shows the estimated value of the enhancements to payments and rights a named executive officer would have been entitled to receive if the executive’s employment had been terminated on December 31, 2007. For purposes of valuing these amounts, we made the following assumptions:

•	If an executive has received a restricted stock unit, share of restricted stock or option which has fully vested and is non-forfeitable, or holds vested and deferred stock units that are similarly non-forfeitable, the executive would retain that interest following termination and we therefore do not view the retention of those interests as resulting in a payment or enhancement of rights on termination.

•	Shares of restricted stock or restricted stock units which immediately vest if the executive is terminated following a change in control are valued at $23.05 per share, the closing price of our common stock on December 31, 2007.

•	The value of restricted stock units that remain unvested and do not accelerate is not included in the totals below but will continue to vest according to their terms. For the purposes of the table below we have also assumed that the executive complies with any post-termination non-competition and similar obligations under the “continued vesting” provisions described above.

•	Amounts an employee has deferred through our DCP will continue to be deferred and therefore will not result in a payment upon termination in the table below.

•	Each employee agreed to sign our standard settlement and release agreement as required under his or her restricted stock or restricted stock unit agreements.

•	No payment to a named executive officer would need to be reduced so that the executive and Jefferies would avoid adverse tax consequences under Code Sections 4999 and 280G. As discussed above, some of our stock awards contain a “cut-back” provision of this type. We have no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes.

•	Any withdrawals from an employee’s profit sharing plan or ESOP account, or the decision of an employee to transfer balances into another qualified account are entirely within the discretion of the employee, will not result in a payment by us, and are not included in the table below.

•	Except as otherwise indicated all amounts reflected in the table would be paid on a lump sum basis.

•	Amounts in the table include amounts arising under our generally applicable severance and garden leave policies and assume the named executive officers satisfied all applicable requirements for receiving payments under those policies.

•	Mr. Schenk and Ms. Syrjamaki were omitted from the tables since both were no longer employees as of December 31, 2007.

Summary of Payments on Termination or Change in Control

	Retirement or		Involuntary
	Voluntary		Termination
	Termination by	Involuntary	following a Change
	Employee	Termination	in Control

Richard B. Handler	$500,000	$1,000,000	$26,142,318	(1)
Brian Friedman	$250,000	$500,000	$14,936,538	(2)
Peregrine C. Broadbent	$500,000	$9,134,412	$9,134,412	(3)
Lloyd H. Feller	$250,000	$461,806	$967,200	(4)
Charles C. Hendrickson	$50,000	$644,980	$644,980	(5)

(1)	Consists of $25,142,318 in restricted stock units which would immediately become vested; $500,000 as a payment under our Severance Policy; and $500,000 in accumulated payments under our Garden Leave Policy.

(2)	Consists of $14,436,538 in restricted stock units which would immediately become vested; $250,000 as a payment under our Severance Policy; and $250,000 in accumulated payments under our Garden Leave Policy.

(3)	Consists of a guaranteed bonus of $2,000,000 for 2008 and regular salary payments through December 31, 2008, each according to the terms of Mr. Broadbent’s employment agreement; and $6,134,412 in restricted stock units which would immediately become vested.

(4)	Consists of $505,394 in restricted stock units which would immediately become vested; $211,806 as a payment under our Severance Policy; and $250,000 in accumulated payments under our Garden Leave Policy.

(5)	Consists of $567,214 in restricted stock units which would immediately become vested; $27,766 as a payment under our Severance Policy; and $50,000 in accumulated payments under our Garden Leave Policy.

Director Compensation

	Fees
	Earned or		Stock		All Other
	Paid in		Awards		Compensation
Name	Cash ($)		($)(1)		($)(2)	Total ($)
(a)	(b)		(c)		(g)	(h)

W. Patrick Campbell	$85,000		$90,556	(3)	—	$175,556
Richard G. Dooley	$75,000	(4)	$171,111	(5)	$3,000	$249,111
Robert E. Joyal	$72,500		$52,778	(6)	—	$125,278
Frank J. Macchiarola	$75,000	(4)	$171,111	(7)	—	$246,111
Michael T. O’Kane	$72,500		$52,778	(9)	—	$125,278

(1)	Amounts reflect the dollar amount recognized for financial statement reporting purposes with respect to each director for 2007 in accordance with FAS 123R including expense from stock awards granted in earlier years but which remained unvested in all or part of 2007. The compensation amounts were not discounted for estimated forfeitures related to the service-based vesting condition. For a discussion of the assumptions made in the valuation of shares reported in the “Stock Awards” column above, see the “Stock Based Compensation” heading in footnote 23 to the Notes to our Consolidated Financial Statements as reported in our Annual Report on Form 10-K. Mr. Dooley and Mr. Macchiarola meet the criteria for retirement eligibility so the entire balance of their annual grants was expensed in the current year, resulting in a greater amount in the Stock Awards column above than the other directors, though the terms of their grants were the same.

(2)	Amounts shown in the All Other Compensation column are the amounts we contributed in 2007 to charities designated by the named persons as part of our Charitable Gifts Matching Program described below.

(3)	At December 31, 2007, Mr. Campbell had the following stock awards outstanding: 7,026 shares of unvested restricted stock, 29,237 vested and deferred shares, and 38,568 vested stock options. The grant date fair value of Mr. Campbell’s restricted stock grants for 2004 and 2005 were $80,000 each, and for 2006 and 2007 were $100,000 each, in accordance with our Director’s Stock Compensation Plan as described below.

(4)	Amounts were credited as deferred shares under our DSCP.

(5)	At December 31, 2007, Mr. Dooley had the following stock awards outstanding: 1,459 shares of unvested restricted stock for which he is retirement eligible, 6,698 unvested restricted stock units, 145,092 vested and deferred shares and 18,000 vested options. The grant date fair value of Mr. Dooley’s restricted stock grants for 2004 and 2005 were $80,000 each, and for 2006 and 2007 were $100,000 each, in accordance with our Director’s Stock Compensation Plan as described below.

(6)	At December 31, 2007, Mr. Joyal had the following stock awards outstanding: 6,698 unvested restricted stock units, and 143 vested and deferred shares. The grant date fair value of Mr. Joyal’s restricted stock grants for 2006 and 2007 were $100,000 each, in accordance with our Director’s Stock Compensation Plan as described below.

(7)	At December 31, 2007, Mr. Macchiarola had the following stock awards outstanding: 4,762 shares of unvested restricted stock, 3,395 unvested restricted stock units, 116,405 vested and deferred shares, and 57,152 vested stock options. The grant date fair value of Mr. Macchiarola’s restricted stock grants for 2004 and 2005 were $80,000 each, and for 2006 and 2007 were $100,000 each, in accordance with our Director’s Stock Compensation Plan as described below.

(8)	At December 31, 2007, Mr. O’Kane had the following stock awards outstanding: 6,698 unvested restricted stock units, and 772 vested and deferred shares. The grant date fair value of Mr. O’Kane’s restricted stock grants for 2006 and 2007 were $100,000 each, in accordance with our Director’s Stock Compensation Plan as described below.

Each member of the Board of Directors of Jefferies Group, Inc. who is also a non-employee is entitled to receive the following compensation under the terms of policies approved by the Board from time to time and the terms of the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan:

•	an annual retainer of $50,000;

•	an annual grant of $100,000 in our restricted common stock or restricted stock units;

•	an annual retainer of $7,500 for each committee membership;

•	an annual retainer of $20,000 to the Chairman of the Audit Committee; and

•	an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee.

Annual retainers are paid quarterly in equal installments. Under our 1999 Directors’ Stock Compensation Plan (the “DSCP”), each non-employee Director may elect to receive annual retainer fees in the form of cash, deferred shares or deferred cash. If deferred cash is elected, the Director’s account is credited with interest on deferred cash at the prime interest rate in effect at the date of each annual meeting of shareholders. If deferred shares are elected, the Director’s account is credited with the number of deferred shares having a market value equal to the deferred fees and, when dividends are declared and paid on our common stock, with dividend equivalents on deferred shares which are then deemed reinvested as additional deferred shares.

Directors who are also our employees are not paid directors’ fees and are not granted restricted stock for serving as directors.

We offer a program to all employees to encourage charitable giving, and each director is also permitted to participate in our Charitable Gifts Matching Program. Under the program, we will match 50% of allowable charitable contributions made by an employee or director, up to a maximum matching contribution of $3,000 per person per year.

The children of directors may also participate (along with the children of all our employees) in the Jefferies Family Scholarship program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding Common Stock, to file with the SEC, by a specified date, initial reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock and other equity securities on Forms 3, 4 and 5. Directors, executive officers, and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report Of The Compensation Committee and Report Of The Audit Committee shall not be incorporated by reference into any such filings.

* * *

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors, the members of which in 2007 were Messrs. Campbell, Dooley, Joyal, Macchiarola and O’Kane, has furnished this report.

Richard G. Dooley, Chairman, W. Patrick Campbell, Robert E. Joyal
Frank J. Macchiarola and Michael T. O’Kane

* * *

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management to ensure that the financial statements were prepared in accordance with generally accepted accounting principles and accurately reflect our financial position. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and has received written disclosures and a required letter from the independent registered public accounting firm regarding their independence. Based upon its discussions with management, review of the independent auditor’s letter, discussions with the independent registered public accounting firm and other appropriate investigation, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining the independent registered public accounting firm’s independence.

The foregoing report has been furnished by:

W. Patrick Campbell, Chairman, Richard G. Dooley, Robert E. Joyal
Frank J. Macchiarola and Michael T. O’Kane

* * *

Information Regarding Auditors’ Fees

We paid KPMG, our registered public accounting firm, the following fees for services rendered during 2006 and 2007:

Audit Fees — Our registered public accounting firm has billed us for audit fees in an aggregate amount of $4,903,901 for 2007 and $4,417,851 for 2006. These amounts include fees for professional services rendered as our principal accountant for the audit of our consolidated financial statements, review of financial statements included in our Form 10-Q filings, the audit of various affiliates and investment funds managed by Jefferies or its affiliates, the audit of management’s assessment that our internal controls and procedures are effective, the audit of various investment funds managed by Jefferies, the attestation required by Section 404 of Sarbanes-Oxley and for other services that are normally provided in connection with statutory and regulatory filings or engagements. Through service agreements, management arrangements or other reimbursement policies, certain of these unconsolidated funds or other entities have reimbursed us for an aggregate of $80,000 of the audit fees described above. The Audit Committee preapproves all auditing services and permitted non-audit services to be performed for us by our independent registered public accounting firm, subject to certain small exceptions for non-audit services, which are approved by the Audit Committee prior to the completion of the audit. In 2007, the Audit Committee preapproved all auditing services performed for us by the independent registered public accounting firm.

Audit-Related Fees — Our independent registered public accounting firm has billed us for audit-related fees in an aggregate amount of $1,194,114 for 2007, and $481,408 for 2006. These amounts include fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Through service agreements, management arrangements or other reimbursement policies, certain of these unconsolidated funds or other entities have reimbursed us for an aggregate of $297,650 of the audit-related fees described above. Specifically, the services provided included the audit of our employee benefit plans, accounting questions regarding various issues including compensation, benefits, stock compensation, compliance issues regarding funds managed by Jefferies Asset Management and performing agreed upon procedures related to specific matters at our request.

Tax Fees — Our independent registered public accounting firm has billed us for tax fees in an aggregate amount of $497,188 for 2007, and $504,793 for 2006. These amounts include fees for tax compliance, tax advice and tax planning.

All Other Fees — Our independent registered public accounting firm billed us an aggregate amount of $333,706 for 2007, and $91,281 for 2006 for other services that did not fall within the above categories.

Transactions with Related Persons

Regular Margin Accounts

Through Jefferies, our wholly owned broker-dealer subsidiary, we have extended credit to Mr. Handler, Mr. Schenk and Ms. Syrjamaki in margin accounts in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Jefferies and did not involve more than the normal risk of collectibility or present other unfavorable features.

Jefferies High Yield Funds

Through March 31, 2007, our executive officers and directors were permitted to make direct and indirect investments in certain high yield funds we managed on the same basis as we had given our other employees and investors. Although we commonly referred to these vehicles as funds, they were registered with the Securities & Exchange Commission as broker-dealers. These funds were managed by Jefferies and invested on a pari passu basis in all trading and investment activities undertaken by Jefferies’ High Yield Division. Two of the funds, the Jefferies Partners Opportunity Funds (the “JPOFs”), were principally capitalized with equity contributions from institutional and high net worth investors. The third fund, Jefferies Employees Opportunity Fund (“JEOF” and, with the JPOFs, the “High Yield Funds”), was principally capitalized with equity investments from our employees. Jefferies and certain executive officers or other employees had direct investments in all three High Yield Funds on terms identical to other fund participants, and indirect investments under deferred compensation arrangements that track the financial returns of direct investments. As a result of their respective investments, as of March 31, 2007, Mr. Handler, Chairman of the Board, Chief Executive Officer and a nominee, had an aggregate interest of 2.92% in the total members’ equity in the High Yield Funds; Mr. Friedman, one of our directors, Chairman of the Executive Committee and a nominee, had an aggregate interest through a family partnership he controls of 0.26% in such total members’ equity; Mr. Schenk, Executive Vice President and Chief Financial Officer, had an aggregate interest of 0.10% in such total member’s equity; Ms. Syrjamaki, our Controller, had an aggregate interest of .01% in such total members’ equity; Mr. Feller, Secretary, General Counsel and Executive Vice President, had an aggregate interest of .03% in such total members’ equity; and Mr. Campbell, one of our directors and a nominee, had an aggregate interest of .02% in such total members’ equity. The High Yield Division and each of the High Yield Funds shared gains or losses on all trading and investment activities of the High Yield Division on the basis of a pre-established sharing arrangement related to the amount of capital each had available for such transactions. The High Yield Funds also reimbursed Jefferies for their share of allocable trading expenses. Jefferies received a management fee from the JPOFs in an amount equal to 1% per annum of the market value of their investments and was entitled to a profit participation of 20% of all distributions once investors received a specified threshold return. JEOF paid Jefferies a management fee of 3% per annum and there was no profit participation. Mr. Handler actively managed the High Yield Funds but did not receive any additional compensation from the High Yield Funds or as a direct result of his management of the High Yield Funds. Investors in the High Yield Funds had the right to redeem their investment should Mr. Handler cease actively managing the High Yield Funds.

On April 2, 2007, we expanded and restructured the operation of the High Yield Funds and transferred our high yield secondary market business to Jefferies High Yield Trading, LLC (“Jefferies High Yield Trading”). We now own an interest, together with Leucadia National Corporation (“Leucadia”), in a new holding company called Jefferies High Yield Holdings, LLC (“Holdings”) which owns Jefferies High Yield Trading. In exchange for Jefferies transferring its high yield secondary market trading business to Jefferies High Yield Trading, Jefferies received securities entitling it to an additional 20% of the profits, and will provide services to Jefferies High Yield Trading for a fee equal to 1.5% of contributed capital. Jefferies will receive a placement fee of 0.25% for the equity capital raised. Jefferies expects that it will receive a management fee of 0.50%, in addition to the 1.5% fee for services described above, for a total fee of 2%, from the third party investors. Jefferies High Yield Trading will be overseen by Richard Handler.

On March 28, 2007, we began soliciting the consent of all the existing members of JEOF to a transaction whereby JEOF would be reorganized and renamed to become Jefferies Employees Special Opportunity Partners, LLC (“JESOP”). Like all other current investors in JEOF, each of our directors and executive officers who had interests in JEOF was given the opportunity to either consent to the transaction and receive interests in JESOP, or to receive cash and withdraw. Mr. Friedman, Mr. Feller, Mr. Campbell & Mr. Schenk elected to redeem their interests in JEOF. Mr. Handler and Ms. Syrjamaki rolled their interests in JEOF into JESOP and as a result, as of December 31, 2007, Mr. Handler held an economic interest through his DCP with a value of 24.72% of JESOP and Ms. Syrjamaki held a direct interest in JESOP of .06%. Their redesignation of funds into JESOP was on the same basis as other JEOF investors who elected to become JESOP investors.

Private Equity Funds

We have also invested in two private equity funds managed by companies controlled by Mr. Friedman, one of our directors, Chairman of the Executive Committee and a nominee, and have acquired interests in the profit participation earned by two of those management companies, and another company that manages a third private equity fund and is controlled by Mr. Friedman. These three management companies (the “Fund Managers”) serve as the managers of the three private equity funds (the “Private Equity Funds”) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with us. As of December 31, 2007, we had committed an aggregate of approximately $62.3 million to two of these funds, and had funded approximately $32.1 million of these commitments. We continue to guarantee the obligations of one fund which may arise under a $20 million credit facility provided by a third party. We have also guaranteed a $36 million bank loan issued to a Jefferies employee fund related to Fund IV discussed below. As a result of those investments, commitments and profit participations, for the period from January 1 through December 31, 2007, we received distributions from the Private Equity Funds of approximately $6.2 million and profit participations from the Fund Managers in the amount of $3.4 million. Included in the $1.225 billion in total equity committed to funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual cash commitments, as of December 31, 2007, Mr. Handler, had an aggregate interest of .12% in the total committed capital in such funds, Mr. Friedman, had an aggregate interest of 2.0% in such total committed capital and Mr. Schenk, had an aggregate interest of .01% in such total committed capital. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

Through our subsidiaries, we have performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. From January 1 through December 31, 2007, we received $2.8 million in fee income for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments, and $11 million was paid to Jefferies Finance, LLC, an entitity in which we have a 50% ownership interest and share control with an independent third party.

We employ and provide office space for all the Fund Managers’ employees under an arrangement we entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in 2001. Jefferies Capital Partners reimburses us on an annual basis for our direct employee costs, office space costs and other direct costs. In 2007, we billed and received approximately $5.1 million in cash for such expenses.

Jefferies Capital Partners IV L.P., together with its related parallel funds (“Fund IV”), is one of the Private Equity Funds managed by the Fund Managers. On July 18, 2005, we entered into an agreement to purchase a 49% interest in the manager of Fund IV and an amount, not less than 20% and not more than the percentage allocated to Mr. Friedman, of the profit participation attributed to Fund IV. In addition, we also acquired the right to receive similar interests from future private equity funds overseen by Mr. Friedman, subject to certain conditions, including our and his commitment of capital to those future funds. We have mutually agreed with Mr. Friedman that, subject to certain permitted investments, neither party will sponsor or become a lead investor in any fund with substantially similar objectives to Fund IV or any future funds, or make any investment in a transaction meeting Fund IV or such future fund’s investment criteria. In exchange for those interests and future rights, we agreed to issue Mr. Friedman an aggregate of between 640,000 and 1,040,000 shares of our common stock (after adjusting for our 2-for-1 stock split effected as a stock dividend on May 15, 2006). The actual number of shares of common stock to be issued was based on the amount of capital committed as of the final closing of Fund IV, which occurred in May 2006. At the final closing of Fund IV, the $600 million committed to Fund IV, including $35.3 million committed by Mr. Friedman and his affiliated entities, entitled Mr. Friedman to receive 1,040,000 shares of our common stock, the maximum potential number of shares he could receive under the agreement. Since the closing, we have purchased $19 million of those commitments, as has been described previously. For 2007, the amount of management fees paid to us by Fund IV for providing management services was $1.4 million, and is included in the $5.1 million in aggregate fees and distributions received from all the Private Equity Funds as described above. Through his interest in the manager of Fund IV, Mr. Friedman has an interest in the fees we pay to the fund manager and in fees paid with respect to investments we guarantee. As of December 31, 2007, we have committed $53.8 million in equity to Fund IV, a parallel Jefferies employee fund had committed $60 million (of which we committed $3.3 million which is included in the $53.8 million described above), including leverage of $45 million, and we had guaranteed $36 million of this leverage. The fund manager received an aggregate of $873,500 in management fees in 2007 in respect of these commitments. Until the final closing of the acquisition of our 49% interest in the manager of Fund IV described above, Mr. Friedman was entitled to receive two-thirds of the net profits of this fund manager. The aggregate capital commitments of Mr. Friedman, his affiliates, the employee parallel fund and us were included in determining the aggregate committed capital of Fund IV at its closing, and in determining the number of shares of our common stock to be issued to Mr. Friedman. The Share and Membership Interest Purchase Agreement reflecting this transaction was attached to our Form 8-K filed July 21, 2005.

On November 1, 2007, we held the closing under the Purchase Agreement we entered into on July 18, 2005. In connection with the closing, the parties (i) confirmed that the aggregate shares of our common stock issuable pursuant to the terms of the Purchase Agreement (after giving effect to the 2-for-1 stock split effected as a stock dividend on May 15, 2006) to Mr. Friedman was 1,040,000; (ii) agreed that in lieu of the adjustment required to be made to the shares of our common stock issuable under the Purchase Agreement (other than the adjustment giving effect to the 2-for-1 stock split effected as a stock dividend on May 15, 2006), we would pay to Mr. Friedman $156,000, and agreed that the partial clawback provisions contained in the Purchase Agreement would apply to this cash amount; (iii) agreed to a funds flow schedule for the various capital commitment transfers required pursuant to the Purchase Agreement; and (iv) agreed on other non-material, technical changes to exhibits to the Purchase Agreement. At the closing we issued an aggregate of 1,040,000 shares of our common stock to Mr. Friedman. The shares were issued in a transaction not involving a public offering. The transaction is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. Our entry into the Purchase Agreement and the sale of the shares were originally reported on a Form 8-K filed with the Securities and Exchange Commission on July 21, 2005.

Jefferies Asset Management Fund Managed by Michael Handler

Michael Handler, brother of our Chief Executive Officer, managed a private investment fund on behalf of Jefferies Asset Management, one of our subsidiaries until it ceased operating on June 21, 2007. At the time of its closing, following the earlier withdrawal of capital by most third party investors, Jefferies had a 49.13% interest in the fund, Richard Handler had an 18.64% interest in the fund, a portion of which was direct and a portion through our DCP, Mr. Friedman had a 5.07% interest in the fund, Mr. Schenk had a .17% interest in the fund, and Michael Handler had a 13.57% interest in the fund. Interests of Richard and Michael Handler in the fund include direct investments and indirect investments through our deferred compensation plans. As of June 21, 2007, prior to liquidation, the fund had $70 million in assets under management. Pursuant to his employment agreement, Michael

Handler received an annual salary of $200,000, and 48,714 RSUs were granted in January 2007 with respect to 2006 performance. In addition, pursuant to his employment agreement, Michael Handler and his portfolio management team participated in a bonus pool based upon an agreed percentage of the management, administration and incentive fees received by Jefferies Asset Management from the fund, including the Jefferies investment. The distribution of the bonus pool among the fund’s portfolio management team was based upon the recommendation of Michael Handler, subject to the prior approval of senior management of Jefferies Asset Management, until the fund was closed. Michael Handler began trading a proprietary account at Jefferies after the fund was closed. On February 26, 2008, Michael Handler’s employment with Jefferies was terminated and he was paid a lump sum of $124,169 as called for by the terms of his employment agreement. Michael Handler’s relationship with Jefferies, his employment contract, which was based on the recommendation of the management of Jefferies Asset Management, and the compensation structure for the members of his group were reviewed and approved by the Governance and Nominating Committee of the Board of Directors. The Chief Executive Officer recused himself from the decision to close the fund, supervision of Michael Handler while an employee of Jefferies, and the termination of his employment.

Director of Marketing

We have employed Thomas E. Tarrant, the brother-in-law of our Chief Executive Officer, as our Director of Marketing since 1997. For his services during 2007, he was paid $382,133 in a combination of cash and restricted stock.

Review, Approval or Ratification of Related Person Transactions

We have adopted a written Code of Ethics which is available both on our public website and on our corporate intranet. The Code of Ethics governs the behavior of all our employees, officers and directors, including our named executive officers. Our Code of Ethics provides that no employee shall engage in any transaction involving the Company if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation), unless the transaction or potential benefit and the interest have been disclosed to and approved by the Company.

If one of our executive officers has the opportunity to invest or otherwise participate in such a transaction, our policy requires that the executive prepare a memorandum describing the proposed transaction. The memo must be submitted to the Global Head of Compliance or the General Counsel or his designee, and a copy of the memorandum will be provided to the Chairman of the Corporate Governance and Nominating Committee of the Board of Directors, or any other member designated by the Committee, for consideration and action by that committee. After consideration of the matter, the Corporate Governance and Nominating Committee will provide written notice to the executive of the action taken.

Our Code of Ethics has been adopted by the Board of Directors and any exceptions to the policies set forth therein must be requested in writing addressed to the Corporate Governance and Nominating Committee of the Board of Directors. If an executive officer requests an exception, the request must be delivered to the General Counsel and no exceptions shall be effective unless approved by the Corporate Governance and Nominating Committee.

Annual Report And Independent Auditors

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, accompanies this Proxy Statement, but is not deemed a part of the proxy soliciting material.

KPMG LLP served as our independent registered public accounting firm for the year ended December 31, 2007. The appointment of independent registered public accounting firm is approved annually by the Audit Committee and is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year as well as the qualifications and independence of the audit firm. Shareholder approval is not sought in connection with this selection. The Audit Committee has recommended inclusion of the audited financial statements in the Annual Report on Form 10-K.

A representative of KPMG LLP, the independent registered public accounting firm who examined our consolidated financial statements for 2007, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

Shareholder Proposals

Shareholder proposals for inclusion in the proxy material relating to our 2009 Annual Meeting of Shareholders should be sent to our principal executive offices at 520 Madison Avenue, 12th Floor, New York, New York, 10022, Attention: Lloyd H. Feller. To be considered timely under federal securities laws, any proposals must be received no later than December 16, 2008, to be included in next year’s proxy statement and proxy card, and no later than March 21, 2009, if to be presented at the meeting but not included in the proxy statement or proxy card. Though we will consider all proposals, we are not required to include any shareholder proposal in our proxy materials relating to next year’s annual meeting unless it meets all of the requirements for inclusion established by the SEC and our By-Laws.

For the Board of Directors,

Lloyd H. Feller, Secretary

April 16, 2008

APPENDIX 1

JEFFERIES GROUP, INC.

2003 INCENTIVE COMPENSATION PLAN

As Amended and Restated as of May 19, 2008

1.	Purpose of the Plan

The purpose of this 2003 Incentive Compensation Plan, as amended and restated (the “Plan”), is to advance the interests of the Company and its shareholders by providing a means (a) to attract, retain, and reward officers, other employees, and persons who provide services to the Company and its subsidiaries, (b) to link compensation to measures of the Company’s performance in order to provide additional incentives, including stock-based incentives and cash-based annual incentives, to such persons for the creation of shareholder value, and (c) to enable such persons to acquire or increase a proprietary interest in the Company in order to promote a closer identity of interests between such persons and the Company’s shareholders. The Plan is intended to qualify certain compensation awarded under the Plan as “performance-based” compensation under Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan.

2.	Definitions

The definitions of awards under the Plan, including Options, SARs, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of other awards, and Other Stock-Based Awards, are set forth in Section 6, and the definition of Performance Awards, including Annual Incentive Awards, is set forth in Section 8. Such awards, together with any other right or interest granted to a Participant under the Plan, are termed “Awards.” In addition to such terms and the terms defined in Section 1, the following terms shall be defined as set forth below:

2.1 “Annual Incentive Award” means a conditional right granted to a Participant under Section 8.3 to receive a cash payment, Shares or other Awards based on performance during all or part of a specified fiscal year.

2.2 “Beneficiary” means the person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.5 “Committee” means the Compensation Committee of the Board, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. The term “Committee” shall refer to the full Board in any case in which it is performing any function of the Committee under the Plan. A member of the Committee is not required by the terms of the Plan to be a Qualified Member at the time of appointment or during his or her term of service on the Committee.

2.6 “Company” means Jefferies Group, Inc., a Delaware corporation.

2.7 “Covered Employee” has the meaning as defined in Section 8.5 of the Plan.

2.8 “Effective Date” means the date on which the Plan takes effect, as set forth in Section 9.15 of the Plan.

2.9 “Fair Market Value,” means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date means the closing sales price of a Share in composite trading of New York Stock Exchange-listed securities for that date or, if no sale occurred on that date, on the latest preceding day on which a sale occurred, as reported by a reliable reporting service.

2.10 “Participant” means an individual who has been granted an Award under the Plan, for so long as the Company has any obligation under the Plan with respect to such Award or such Award remains subject to any restriction under the Plan.

2.11 “Preexisting Plan” mean the Company’s 1999 Incentive Compensation Plan, as amended and restated.

2.12 “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and an “outside director” within the meaning of Treasury Regulation § 1.162-27 under Code Section 162(m).

2.13 “Shares” means shares of common stock, par value $.0001 per share, of the Company and such other securities as may be substituted or resubstituted for Shares pursuant to Section 5.3.

3.	Administration

3.1  Authority of the Committee.  The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(a) to select persons to whom Awards may be granted

(b) to determine the type or types of Awards to be granted to each Participant;

(c) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the cash amount payable in settlement of an Annual Incentive Award and the performance conditions applicable thereto, all other terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule or performance conditions for the lapse of restrictions or conditions relating to transferability, forfeiture, exercisability, or settlement of an Award, and accelerations or modifications thereof, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(d) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(e) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Participant;

(f) to prescribe the form of each Award agreement, which need not be identical for each Participant;

(g) to adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(h) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award agreement, or other instrument hereunder; and

(i) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.2  Manner of Exercise of Committee Authority.  Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries of the Company, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company may be taken either by such a subcommittee or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The Committee may delegate to officers or managers of the Company or any subsidiary of the Company the authority, subject to such terms as the Committee shall determine, to perform functions designated by the Committee, to the extent that such delegation (i) will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Securities Exchange Act of 1934 in respect of the Company,(ii) will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify, (iii) will not result in a related-person transaction with an executive officer required to be disclosed under Item 404(a) of Regulation S-K (in accordance with Instruction 5.a.ii thereunder) under the Securities Exchange Act of 1934, and (iv) is permitted under Section 157 of the Delaware General Corporation Law and other applicable laws. Other provisions of the Plan notwithstanding, subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, the Board may perform any function of the Committee under the Plan, in order to ensure that transactions under the Plan are exempt under Rule 16b-3 or for any other reason; provided, however, that authority specifically reserved to the Board under the terms of the Plan, the Company’s Certificate of Incorporation or By-Laws, or applicable law shall be exercised by the Board and not by the Committee.

3.3  Limitation of Liability.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on behalf of the Committee or members thereof shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Eligibility

Persons who are eligible to be granted Awards under the Plan include (i) any executive officer and other officer or employee of the Company or any subsidiary, including any such person who may also be a director of the Company, (ii) any other person who provides substantial personal services to the Company or any subsidiary not solely in the capacity as a director, and (iii) any person who has agreed to become an employee of the Company or a subsidiary provided that no such person may receive any payment or exercise any right relating to an Award until such person has commenced employment.

5.	Limitation on Shares Available for Awards; Per-Person Limitations; Adjustments

5.1  Aggregate Number of Shares Available for Awards.

(a) Evergreen Share Reservation.  Awards relating to Shares may be granted if, at the time of grant of each Award, the aggregate number of Shares subject to outstanding Awards and outstanding awards under the Preexisting Plan plus the number of Shares subject to the Award being granted do not exceed 30% of the number of Shares issued and outstanding immediately prior to the grant of such Award. For purposes of this Section 5.1(a), an Option or SAR is “outstanding” until it is exercised and any other Award (or portion thereof) is “outstanding” in the calendar year in which it is granted and, if applicable, thereafter until the end of the fiscal quarter immediately preceding the quarter in which the Award (or portion thereof) ceases to be subject to any vesting condition requiring continued employment, and options and other awards under the Preexisting Plan are treated as “outstanding” in accordance with Section 5.1 of the Preexisting Plan; provided, however, that Awards to be settled by delivery of shares authorized under Section 5.1(b) shall not be considered to be “outstanding” for purposes of this Section 5.1(a). The foregoing notwithstanding, the maximum number of shares that may be subject to ISOs granted under the Plan shall be 10 million, subject to adjustment as provided in Section 5.3.

(b) Shares Reserved for Deferred Compensation Plan Awards.  Subject to adjustment as provided in Section 5.3, a total of 16 million Shares are hereby reserved exclusively for Awards under Section 7.1 (relating to the Deferred Compensation Plan). For purposes of this Section 5.1(b), Shares subject to an Award under Section 7.1 of the Plan that is canceled, expired, forfeited, settled in cash, or otherwise terminated without a delivery of Shares to the Participant (or a Beneficiary), including the number of Shares withheld or surrendered in payment of any exercise or purchase price of an Award or taxes relating to an Award, will become available again for Awards under this Section 5.1(b).

(c) Type of Shares Deliverable.  The Shares delivered in connection with Awards may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares acquired in the market for the account of a Participant.

5.2  Annual Per-Person Limitations.  In each calendar year during any part of which the Plan is in effect, a Participant may be granted Awards relating to up to his or her Annual Limit. A Participant’s share-denominated Annual Limit, in any year during any part of which the Participant is then eligible under the Plan, shall equal 4 million Shares plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment as provided in Section 5.3. With respect to Performance Awards pursuant to Section 8, including Annual Incentive Awards, which are not valued by reference to Common Stock at the date of grant (so that the share-denominated Annual Limit would not operate as an effective limitation satisfying Treasury Regulation § 1.162-27(e)(4)), a Participant may not be granted Awards authorizing the earning during any calendar year of an amount that exceeds the Participant’s cash-denominated Annual Limit, which for this purpose shall equal $40 million plus the amount of the Participant’s unused cash-denominated Annual Limit as of the close of the previous year. For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent a cash amount or number of shares may be potentially earned or paid under an Award, regardless of whether such amount or shares are in fact earned or paid. The per-person limitations set forth as the share-denominated Annual Limit and the cash-denominated Annual Limit are each separate from one another.

5.3  Adjustments.  In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares, repurchase, liquidation, dissolution or other corporate exchange, any large, special and non-recurring dividend or distribution to shareholders, or other similar corporate transaction, the Committee may make such substitution or adjustment, if any, as it deems to be equitable and in order to preserve, without enlarging, the rights of Participants, as to (i) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, including the number of shares reserved for incentive stock options under Section 5.1(a) and the fixed number of shares reserved under Section 5.1(b), (ii) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5.2, (iii) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, and (iv) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash, other Awards or other property in respect of any outstanding Award; provided, however, that with respect to outstanding Awards, upon the occurrence of an event constituting an “equity restructuring” as defined under Statement of Financial Accounting Standards No. 123R with respect to Shares, each Participant shall have a legal right to the equitable adjustment of his or her outstanding Awards, with the manner of such adjustment to be determined by the Committee as provided in this Section 5.3. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards

(including Performance Awards, Annual Incentive Awards, and the performance goals relating thereto) in recognition of unusual or nonrecurring events (including events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or any business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, SARs, Performance Awards granted under Section 8.2 hereof, or Annual Incentive Awards granted under Section 8.3 hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder otherwise to fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. If, in a transaction triggering an adjustment hereunder, public shareholders of the Company receive cash for their equity interest in the Company, an adjustment providing for cancellation of an Award in exchange for a cash payment based solely on the then intrinsic value of the Award shall be deemed to meet the requirements of this Section 5.3. Adjustments determined by the Committee shall be final, binding and conclusive.

6.	Specific Terms of Awards

6.1  General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award, at the date of grant or thereafter (subject to Section 9.5), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant or upon the occurrence of other events. The Committee may require payment of consideration in connection with any Award, including for purposes of complying with requirements of the Delaware General Corporation Law.

6.2  Options.  The Committee is authorized to grant options to purchase Shares (“Options”) to Participants on the following terms and conditions:

(a) Exercise Price.  The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.5, such exercise price shall be not less than the Fair Market Value of a share on the date of grant of such Option.

(b) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including cash, Shares, other Awards or awards granted under other Company plans, or other property (including by withholding Shares deliverable upon exercise, if such withholding will not result in additional accounting expense to the Company, or through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by which Shares will be delivered or deemed to be delivered to Participants.

(c) Incentive Stock Options.  The terms of any incentive stock option (“ISO”) granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Section 422 of the Code, unless the Participant has first requested such disqualification.

6.3  Stock Appreciation Rights.  The Committee is authorized to grant stock appreciation rights (“SARs”) to Participants on the following terms and conditions:

(a) Right to Payment.  An SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the SAR as determined by the Committee as of the date of grant of the SAR, which, except as provided in Section 7.5, shall be not less than the Fair Market Value of one Share on the date of grant.

(b) Other Terms.  The Committee shall determine the time or times at which an SAR may be exercised in whole or in part, the method of exercise, method of settlement, whether cash or Shares shall be payable to the Participant upon exercise, the method by which Shares will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be in tandem with any other Award, and any other terms and conditions of an SAR.

6.4  Restricted Stock.  The Committee is authorized to grant Awards, in the form of shares issued at or shortly after grant of the Award subject to restrictions (“Restricted Stock”), to Participants on the following terms and conditions:

(a) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee may determine. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder including the right to vote Restricted Stock or the right to receive dividends thereon.

(b) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part in the event of terminations resulting from specified causes.

(c) Certificates for Shares.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificate, and the Participant shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d) Dividends and Distributions.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. The dates and terms upon which such reinvestment or purchases occur shall be within the discretion of the Committee. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

6.5  Deferred Stock.  The Committee is authorized to grant Awards in the form of Shares to be delivered at a specified future date (“Deferred Stock”) to Participants, subject to the following terms and conditions:

(a) Award and Restrictions.  Issuance of Shares will occur upon expiration of the deferral period specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, under such circumstances, in such installments, or otherwise as the Committee may determine.

(b) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such risk of forfeiture shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part in the event of terminations resulting from specified causes. Deferred Stock which is subject to a risk of forfeiture may be denominated as “restricted stock units.”

(c) Dividend Equivalents.  The Committee may provide that payments in the form of dividend equivalents will be credited in respect of Deferred Stock, which amounts may be paid or distributed when accrued or deemed reinvested in additional Deferred Stock. The dates and terms upon which such accrual or deemed reinvestment will occur shall be within the discretion of the Committee. Restrictions on such dividends or the Deferred Stock or other Awards resulting from deemed reinvestment shall be specified by the Committee.

6.6  Bonus Shares and Awards in Lieu of Cash Obligations.  The Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of Company obligations to pay cash or grant other awards under other plans or compensatory arrangements. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

6.7  Other Stock-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares and factors that may influence the value of Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of Shares or the value of securities of or the performance of specified subsidiaries. The Committee shall determine the terms and conditions of such Awards. Shares issued pursuant to an Award in the nature of a purchase right granted under this Section 6.7 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may be granted pursuant to this Section 6.7.

7.	Certain Provisions Applicable to Awards

7.1  Deferral of Cash Compensation into Awards.  The Committee is authorized to grant Awards in lieu of cash compensation or upon the deferral of cash compensation payable by the Company or any subsidiary, including cash amounts payable under other plans. In such case, the Committee shall determine the value of the Awards to be granted in lieu of or upon deferral of such cash compensation, and may provide for a discount in such valuation in order to promote the purposes of the Plan. Shares deliverable in connection with Awards under this Section 7.1 shall be drawn from the shares authorized under Section 5.1(b), unless no shares remain available under that provision. In furtherance of this authorization, upon effectiveness of the Plan, outstanding equity awards under the Company’s Deferred Compensation Plan shall be deemed Awards of Deferred Stock and Options under the Plan, and shares delivered in settlement or upon the exercise of such Awards shall be drawn from the shares authorized under Section 5.1(b). From and after the Effective Date, the Deferred Compensation Plan shall be implemented under this Plan with respect to any equity-based Awards thereunder.

7.2  Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or an SAR granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

7.3  Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. The foregoing notwithstanding, no Award specified as settleable in Shares may be settled otherwise than by delivery of Shares if the Award agreement does not specify such alternative form of settlement and the authorization of alternative forms of settlement would preclude fixed accounting for the compensation expense relating to such

Award under accounting rules then applicable to the Company prior to the determination or event which causes settlement to be in a form other than Shares. Installment or deferred payments may be required by the Committee (subject to Section 9.5 of the Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

7.4  Cancellation and Rescission of Awards.  Unless the Award agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, or deferred Awards at any time, and, unless otherwise determined by the Committee, the Company shall have the additional rights set forth in subsection (d) below, if the Participant is not in compliance with all applicable material provisions of the Award agreement and the Plan, including the following conditions:

(a) A Participant shall not render services for any organization or engage directly or indirectly in any business which, in the judgment of the Chief Executive Officer of the Company or other senior executive officer designated by the Committee, is or becomes competitive with the Company. For Participants whose employment has terminated, the judgment of the Chief Executive Officer or other senior officer designated by the Committee shall be based on the Participant’s post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company’s shareholders, customers, suppliers and competitors of the Participant assuming the post-employment responsibilities and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has terminated employment shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a greater than five percent equity interest in the organization or business.

(b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or use in other than the Company’s business any confidential information or material relating to the business of the Company which is acquired by the Participant either during or after employment with the Company.

(c) A Participant shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

(d) Upon exercise, settlement, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of this Section 7.4. Failure to comply with the provisions of this Section 7.4 prior to, or during the six months after, any exercise, payment or delivery pursuant to an Award shall cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two years after such exercise, payment, or delivery. Within ten days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery, in which case the Company shall promptly repay the lesser of the exercise price or the then-Fair Market Value of the Shares returned.

The Committee may modify the conditions imposed under this Section 7.4 with respect to any Award. If the terms of this Section 7.4 would require that the accounting expense for an Award that otherwise could be measured at the date of grant or other measurement date cannot be so measured until a later time, but such measurement would be permissible if the forfeiture of the Award were in connection with a termination of the Participant’s employment, then the cancellation of the Award will occur at the later of the time of the Committee’s determination or the Participant’s termination of employment.

7.5  Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary, or any business entity to be acquired by the Company or a subsidiary, any other right of a Participant to receive payment from the Company or any subsidiary, subject to the restriction on “repricing” in Section 11.5. Such additional, tandem, and substituted or exchanged Awards may be granted at any time. Subject to Section 11.5, the Committee may determine that, in granting a new Award, the intrinsic value of any surrendered Award or award may be applied to reduce the exercise price of any Option, grant price of any SAR, or purchase price of any other Award.

8.	Performance and Annual Incentive Awards

8.1  Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and measures of performance as it may deem appropriate in establishing performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 8.2 and 8.3 hereof in the case of a Performance Award or Annual Incentive Award intended to qualify under Code Section 162(m).

8.2  Performance Awards Granted to Designated Covered Employees.  If the Committee determines that a Performance Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8.2.

(a) Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each such criteria, as specified by the Committee consistent with this Section 8.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise, and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, or other business units of the Company (where the criteria are applicable), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on net assets, return on assets, return on investment, return on capital, return on equity; profitability; (6) economic value created (“EVC”); (7) operating margins or profit margins; (8) income or earnings before or after taxes; pretax earnings; pretax earnings before interest, depreciation and amortization; operating earnings; pretax operating earnings, before or after interest expense and before or after incentives, service fees, and extraordinary or special items; net income; (9) total shareholder return or stock price; (10) book value per share; (11) expense management; improvements in capital structure; working capital; costs; and (12) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparator companies. EVC means the amount by which a business unit’s income exceeds the cost of the capital used by the business unit during the performance period, as determined by the Committee. Income of a business unit may be before payment of bonuses, capital charges, non-recurring or extraordinary income or expense, and general and administrative expenses for the performance period, if so specified by the Committee. One or more of the foregoing business criteria shall also be exclusively used in establishing performance goals for Annual Incentive Awards granted to a Covered Employee under Section 8.3 hereof.

(c) Performance Period; Timing for Establishing Performance Award Terms.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. In all cases, the maximum amount payable in respect of a Performance Award to any Participant shall be subject to the limitations set forth in Section 5.2 hereof.

(d) Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof during the given performance period, as specified by the Committee in accordance with Section 8.2(c) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Performance Awards may be granted as rights to payment of a specified portion of the Award pool; such grants shall be subject to the requirements of Section 8.2(c).

(e) Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Shares, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 8.2. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

8.3  Annual Incentive Awards Granted to Designated Covered Employees.  If the Committee determines that an Annual Incentive Award to be granted to an eligible person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise, and/or settlement of such Annual Incentive Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 8.3.

(a) Potential Annual Incentive Awards.  Not later than the deadline specified in Section 8.2(c) above, the Committee shall determine the eligible persons who will potentially receive Annual Incentive Awards, and the amounts potentially payable thereunder, for that fiscal year, either out of an Annual Incentive Award pool established by such date under Section 8.3(b) hereof or as individual Annual Incentive Awards. In the case of individual Annual Incentive Awards intended to qualify under Code Section 162(m), the amount potentially payable shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof in the given performance year, as specified by the Committee; in other cases, such amount shall be based on such criteria as shall be established by the Committee. In all cases, the maximum Annual Incentive Award of any Participant shall be subject to the limitations set forth in Section 5.2 hereof.

(b) Annual Incentive Award Pool.  The Committee may establish an Annual Incentive Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Annual Incentive Awards. The amount of such Annual Incentive Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 8.2(b) hereof during the given performance period, as specified by the Committee in accordance with Section 8.2(c) hereof. The Committee may specify the amount of the Annual Incentive Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(c) Payout of Annual Incentive Awards.  After the end of each fiscal year, the Committee shall determine the amount, if any, of the potential Annual Incentive Award payable to each Participant eligible therefor and, if applicable, the amount of any Annual Incentive Award pool. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Annual Incentive Award shall be increased or reduced from the amount of his or her potential Annual Incentive Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount in the case of an Annual Incentive Award intended to qualify under Code Section 162(m). The Committee shall specify the circumstances in which an Annual Incentive Award shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a fiscal year or prior to settlement of such Annual Incentive Award.

8.4  Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards and Annual Incentive Awards, the achievement of performance goals relating to Performance Awards and Annual Incentive Awards, and the amount of any final Performance Award and Annual Incentive Award shall be recorded in writing, except that the Committee may determine that this requirement shall not apply in the case of Performance Awards not intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance goals and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. The Committee may not delegate any responsibility relating to such Performance Awards or Annual Incentive Awards, and the Board shall not perform such functions at any time that the Committee is composed solely of Qualified Members.

8.5  Status of Section 8.2 and Section 8.3 Awards under Code Section 162(m).  It is the intent of the Company that Performance Awards and Annual Incentive Awards under Sections 8.2 and 8.3 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27 and successor regulations thereto) shall, if so designated by the Committee, constitute “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 8.2, 8.3, 8.4 and 8.5, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term “Covered Employee” as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award or Annual Incentive Award, as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards or Annual Incentive Awards that are designated as intended to comply with Code Section 162(m) does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

9.	General Provisions.

9.1  Compliance with Laws and Obligations.  The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

9.2  Limitations on Transferability.  Awards and other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated Beneficiary in the event of the Participant’s death), and, if exercisable, shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative; provided, however, that such Awards and other rights (other than

ISOs and SARs in tandem therewith) may be transferred during the lifetime of the Participant, for purposes of the Participant’s estate planning or other purposes consistent with the purposes of the Plan (as determined by the Committee), and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Committee. Awards and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

9.3  No Right to Continued Employment; Leaves of Absence.  Neither the Plan, the grant of any Award, nor any other action taken hereunder shall be construed as giving any employee, consultant, director, or other person the right to be retained in the employ or service of the Company or any of its subsidiaries, nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate any person’s employment or service at any time. Unless otherwise specified in the applicable Award agreement, an approved leave of absence shall not be considered a termination of employment or service for purposes of an Award under the Plan.

9.4  Taxes.  Awards shall be subject to applicable withholding taxes under U.S. federal (including FICA), state and local law (and any applicable tax law of a foreign jurisdiction). Each Participant, as a condition of the grant of any Award, shall have agreed to withholding for such taxes to the fullest extent authorized under this Section 9.4. Specifically, the Company and any subsidiary is authorized to withhold from any Award granted or to be settled, any delivery of Shares in connection with an Award, any other payment relating to an Award, or any payroll or other payment to a Participant amounts of mandatory withholding taxes due or payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of such withholding taxes relating to such Award (and other tax obligations relating to the any Award, to the extent such authorization would not result in additional accounting expense to the Company). This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the mandatory withholding tax obligations applicable to the Participant’s Award.

9.5  Changes to the Plan and Awards.  The Board may amend, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company’s shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange, and the Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any Award theretofore granted. The Committee may amend, suspend, discontinue, or terminate any Award theretofore granted and any Award agreement relating thereto; provided, however, that no such amendment may provide for Award terms that the Plan would not then permit for a newly granted Award; and provided further, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such Award. Other provisions of the Plan notwithstanding, without the prior approval of shareholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing,” as that term is defined in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange.

9.6  409A Awards and Deferrals.

(a) Other provisions of the Plan notwithstanding, the terms of any 409A Award (as defined below), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Code Section 409A shall be modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Code Section 409A and the regulations and guidance issued thereunder. The following rules will apply to 409A Awards:

(i) Elections.  If a Participant is permitted to elect to defer an Award or any payment under an Award, such election will be permitted in accordance with the provisions specified in Exhibit A hereto;

(ii) Changes to Distribution Elections.  The Committee may, in its discretion, require or permit on an elective basis a change in the settlement terms applicable to such 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Code Section 409A) in accordance with, and to the fullest extent permitted by, applicable IRS guidance under Code Section 409A, provided that before 2009 the executive officers responsible for day-to-day administration of the Plan may exercise the full authority of the Committee under this Section 9.5(a)(ii) and otherwise act to cause outstanding Awards to meet requirements of Section 409A, provided that any modifications to an outstanding Award or election permitted of a Participant with respect to settlement dates of an outstanding Award may not otherwise increase the benefits to a Participant or the costs of such Awards to the Company other than administrative costs, changes in value of the Award based on investment performance of the underlying Stock or other assets, and indirect expense attributable to differences in the timing of receipt of taxable income and tax deductions;

(iii) Exercise and Distribution.  Except as provided in Section 9.5(a)(iv) hereof, no 409A Award shall be exercisable (if the exercise would result in a distribution) or otherwise distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Award and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(A) Specified Time.  A specified time or a fixed schedule.

(B) Separation from Service.  The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Code Section 409A); provided, however, that if the Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, settlement under this Section 9.5(a)(iii)(B) may not be made before the date that is six months after the date of separation from service.

(C) Death.  The death of the Participant.

(D) Disability.  The date the Participant has experienced a 409A Disability (as defined below).

(E) 409A Ownership/Control Change.  The occurrence of a 409A Ownership/Control Change (as defined below).

(iv) No Acceleration.  The exercise or distribution of a 409A Award may not be accelerated prior to the time specified in accordance with Section 9.5(a)(iii) hereof, except in the case of one of the following events:

(A) Unforeseeable Emergency.  The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

(B) Domestic Relations Order.  The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(C) Conflicts of Interest.  Such 409A Award may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or if reasonably necessary to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(D) Change.  The Committee may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be a 409A Award upon a 409A Ownership/Control Change or to terminate the Plan upon or within 12 months after a 409A Ownership/Control Change, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Award in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(v) Definitions.  For purposes of this Section 9.5, the following terms shall be defined as set forth below:

(A) “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder, except, for purposes of this Section 9.5, such term shall mean only such an Award held by an employee subject to United States federal income tax. “Non-409A Awards” means Awards other than 409A Awards. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

(B) “409A Ownership/Control Change” shall be deemed to have occurred if, in connection with any event otherwise defined as a change in control under any applicable Company document, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(C) “409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii), by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(D) “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(vi) Determination of “Key Employee.”  For purposes of a settlement under Section 9.5(a)(iii)(B), status of a Participant as a “key employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Code Section 409A.

(vii) Non-Transferability.  The provisions of Section 9.2 notwithstanding, no 409A Award or right relating thereto shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

(viii) 409A Rules Do Not Constitute Waiver of Other Restrictions.  The rules applicable to 409A Awards under this Section 9.5(a) constitute further restrictions on terms of Awards set forth elsewhere in this Plan. Thus, for example, an Option or SAR that is a 409A Award shall be subject to restrictions, including restrictions on rights otherwise specified in Section 6(b) or 6(c), in order that such Award shall not result in constructive receipt of income before exercise or tax penalties under Code Section 409A.

(b) Rules Applicable to Certain Participants Transferred to Affiliates.  For purposes of determining a separation from service (where the use of the following modified definition is based upon legitimate business criteria), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation § 1.414(c)-2.

(c) Distributions Upon Vesting.  In the case of any Award providing for a distribution upon the lapse of a substantial risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the substantial risk of forfeiture lapsed, provided that the Participant shall have no influence on any determination as to the tax year in which the distribution will be made.

(d) Grandfathering.  Any award that was both granted and vested before 2005 and which otherwise might constitute a deferral of compensation under Section 409A is intended to be “grandfathered” under Section 409A, unless such Award is designated by the Company as being subject to Section 409A in 2008 or earlier. No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such a grandfathered award after October 3, 2004, shall be effective if such change would constitute a “material modification” of a grandfathered award within the meaning of applicable guidance or regulations under Section 409A, except in the case of an award that is specifically modified before 2009 to become compliant as a 409A Award or compliant with an exemption under Section 409A.

(e) Scope and Application of this Provision.  For purposes of this Section 9.5, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Code Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

9.7  No Rights to Awards; No Shareholder Rights.  No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants, employees, consultants, or directors. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred and delivered to the Participant in accordance with the terms of the Award or, in the case of an Option, the Option is duly exercised.

9.8  International Participants.  With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan with respect to such Participants or grant Awards not conforming to the terms of the Plan to such Participants in order that such Awards conform to the requirements of local law and customary employment practices in such locations and in order that such Awards shall serve the purposes of the Plan in light of such local laws and customary employment practices.

9.9  Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

9.10  Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission or the submission of any amendment to shareholders for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements as it may deem desirable, including the granting of awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

9.11  Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award (although fractional share units may be credited in connection with any Award if so authorized by the Committee). The Committee shall determine whether and in what manner cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.12  Successors and Assigns.  The Plan shall be binding on all successors and assigns of the Company and a Participant, including any permitted transferee of a Participant, the Beneficiary or estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

9.13  Governing Law.  The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any Award agreement will be determined in accordance with the Delaware General Corporation Law and other laws (including those governing contracts) of the State of New York, without giving effect to principles of conflicts of laws, and applicable federal law.

9.14  Preexisting Plan.  Upon stockholder approval of the Plan as provided under Section 9.15, no further grants of awards will be made under the Preexisting Plan, but awards previously granted thereunder will remain outstanding in accordance with the applicable award agreement and other applicable terms of the Preexisting Plan.

9.15  Effective Date, Shareholder Approval, and Plan Termination.  The Plan became effective on May 5, 2003. The amendment and restatement of the Plan (in 2008) shall become effective if and at the time that it is approved by shareholders at the Company’s 2008 Annual Meeting of Shareholders. Unless earlier terminated by action of the Board, the Plan shall terminate on the day before the tenth anniversary of the date of the most recent shareholder approval of the Plan (including approval of the 2008 amendment and restatement of the Plan). Upon any such termination of the Plan, no new authorizations of grants of Awards may be made, but then-outstanding Awards shall remain outstanding in accordance with their terms, and the Committee otherwise shall retain its full powers under the Plan with respect to such Awards.

Exhibit A

Deferral Election Rules

If a participant in a plan, program or other compensatory arrangement (a “plan”) of Jefferies Group, Inc. (the “Company”) is permitted to elect to defer awards or other compensation, any such election relating to compensation deferred under the applicable plan must be received by the Company prior to the date specified by or at the direction of the administrator of such plan (the “Administrator,” which in most instances will be the People Services Department). For purposes of compliance with Section 409A of the Internal Revenue Code (the “Code”), any such election to defer shall be subject to the rules set forth below, subject to any additional restrictions as may be specified by the Administrator. Under no circumstances may a participant elect to defer compensation to which he or she has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

(1) Initial Deferral Elections.  Any initial election to defer compensation (including the election as to the type and amount of compensation to be deferred and the time and manner of settlement of the deferral) must be made (and shall be irrevocable) no later than December 31 of the year before the participant’s services are performed which will result in the earning of the compensation, except as follows:

•	Initial deferral elections with respect to compensation that, absent the election, constitutes a short-term deferral may be made in accordance with Treasury Regulation § 1.409A-2(a)(4) and (b);

•	Initial deferral elections with respect to compensation that remains subject to a requirement that the participant provide services for at least 12 months (a “forfeitable right” under Treasury Regulation § 1.409A-2(a)(5)) may be made on or before the 30th day after the participant obtains the legally binding right to the compensation, provided that the election is made at least 12 months before the earliest date at which the forfeiture condition could lapse and otherwise in compliance with Treasury Regulation § 1.409A-2(a)(5);

•	Initial deferral elections by a participant in his or her first year of eligibility may be made within 30 days after the date the participant becomes eligible to participate in the applicable plan, with respect to compensation paid for services to be performed after the election and in compliance with Treasury Regulation § 1.409A-2(a)((7);

•	Initial deferral elections by a participant with respect to performance-based compensation (as defined under Treasury Regulation § 1.409A-1(e)) may be made on or before the date that is six months before the end of the performance period, provided that (i) the participant was employed continuously from either the beginning of the performance period or the later date on which the performance goal was established, (ii) the election to defer is made before such compensation has become readily ascertainable (i.e., substantially certain to be paid), (iii) the performance period is at least 12 months in length and the performance goal was established no later than 90 days after the commencement of the service period to which the performance goal relates, (iv) the performance-based compensation is not payable in the absence of performance except due to death, disability, a 409A Ownership/Control Change (as defined in Section 10(d) of the Plan) or as otherwise permitted under Treasury Regulation § 1.409A-1(e), and (v) this initial deferral election must in any event comply with Treasury Regulation § 1.409A-2(a)(8);

•	Initial deferral elections resulting in Company matching contributions may be made in compliance with Treasury Regulation § 1.409A-2(a)(9);

•	Initial deferral elections may be made to the fullest permitted under other applicable provisions of Treasury Regulation § 1.409A-2(a); and

(2) Further Deferral Elections.  The foregoing notwithstanding, for any election to further defer an amount that is deemed to be a deferral of compensation subject to Code Section 409A (to the extent permitted under Company plans, programs and arrangements), any further deferral election made under the Plan shall be subject to

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the following, provided that deferral elections in 2007 and 2008 may be made under applicable transition rules under Section 409A:

•	The further deferral election will not take effect until at least 12 months after the date on which the election is made;

•	If the election relates to a distribution event other than a Disability (as defined in Treasury Regulation § 1.409A-3(i)(4)), death, or Unforeseeable Emergency (as defined in Treasury Regulation § 1.409A-3(i)(3)), the payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), to the extent required under Treasury Regulation § 1.409A-2(b);

•	The requirement that the further deferral election be made at least 12 months before the original deferral amount would be first payable may not be waived by the Administrator, and shall apply to a payment at a specified time or pursuant to a fixed schedule (and in the case of a life annuity or installment payments treated as a single payment, 12 months before the date that the first amount was scheduled to be paid);

•	The further deferral election shall be irrevocable when filed with the Company; and

•	The further deferral election otherwise shall comply with the applicable requirements of Treasury Regulation § 1.409A-2(b).

(3) Transition Rules.  Initial deferral elections and elections to change any existing deferred date for distribution of compensation in any transition period designated under Department of the Treasury and IRS regulations may be permitted by the Company to the fullest extent authorized under transition rules and other applicable guidance under Code Section 409A (including transition rules in effect in the period 2005 — 2008).

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ANNUAL MEETING OF SHAREHOLDERS OF
JEFFERIES GROUP, INC.
May 19, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■ 20630000000000000000 6	051908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
NOMINEES:
¡ Richard B. Handler
¡ Brian P. Friedman
¡ W. Patrick Campbell
¡ Richard G. Dooley
¡ Robert E. Joyal
¡ Michael T. O’Kane

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amended and Restated 2003 Incentive Compensation Plan.	☐	☐	☐

3.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ANNUAL MEETING OF SHAREHOLDERS OF
JEFFERIES GROUP, INC.
May 19, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20630000000000000000 6	051908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors.

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)
NOMINEES:
¡ Richard B. Handler
¡ Brian P. Friedman
¡ W. Patrick Campbell
¡ Richard G. Dooley
¡ Robert E. Joyal
¡ Michael T. O’Kane

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amended and Restated 2003 Incentive Compensation Plan.	☐	☐	☐

3.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

Fellow Shareholder:
You are cordially invited to attend our Annual Meeting of Shareholders. The meeting will be held at our offices at 520 Madison Avenue, 12th Floor, New York, New York 10022, on Monday, May 19, 2008, at 9:30 a.m.
Enclosed you will find a copy of our Proxy Statement, Annual Report on Form 10-K, 2007 Summary Annual Report, and your Proxy Voting Card.
We urge you to exercise your right as a shareholder of Jefferies and part of our Firm to vote your shares, regardless of how many you own.
Sincerely,

Richard B. Handler	Brian P. Friedman
Chairman and CEO	Chairman of the Executive Committee
1               ■
PROXY
JEFFERIES GROUP, INC.
Proxy for the Annual Meeting of Shareholders May 19, 2008
Solicited on Behalf of the Board of Directors of the Company
The undersigned holder(s) of common shares of JEFFERIES GROUP, INC., a Delaware corporation (the “Company”), hereby appoints Richard B. Handler and Brian P. Friedman, and each of them, attorneys of the undersigned, with power of substitution, to vote all shares of the common shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Monday, May 19, 2008, at 9:30 a.m. local time, and at any adjournment thereof, as directed on the reverse hereof, hereby revoking all prior proxies granted by the undersigned.
(Continued and to be signed on the reverse side)

COMMENTS:

■	14475 ■